                                                                     EXHIBIT 4.1





                               U.S. $100,000,000


                       364-DAY REVOLVING CREDIT AGREEMENT

                           Dated as of April 21, 1994

                                     Among

                                 RAYONIER INC.,

                                  as Borrower
                                  -- --------

                                      and

                            THE BANKS NAMED HEREIN,

                                    as Banks
                                    -- -----

                                      and

                                CITIBANK, N.A.,

                            as Administrative Agent
                            -- -------------- -----

                                      and

                           CITICORP SECURITIES, INC.,

                                      and

                           THE TORONTO-DOMINION BANK,

                                  as Arrangers
                                  -- ---------

                                     T A B L E   O F   C O N T E N T S


Section                                                                                             Page
- -------                                                                                             ----

                                                 ARTICLE I

                                     DEFINITIONS AND ACCOUNTING TERMS

 1.01     Certain Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1
 1.02     Computation of Time Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . .         18
 1.03     Accounting Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         18

                                                ARTICLE II

                                        AMOUNTS AND TERMS OF LOANS

 2.01     The A Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         18
 2.02     Making the A Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         19
 2.03     The B Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         20
 2.04     The C Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         24
 2.05     Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         27
 2.06     Termination or Reduction of the Commitments . . . . . . . . . . . . . . . . . . . .         28
 2.07     Repayment of A Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         28
 2.08     Interest on A Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         28
 2.09     Interest Rate Determination . . . . . . . . . . . . . . . . . . . . . . . . . . . .         29
 2.10     Optional Conversion of A Advances . . . . . . . . . . . . . . . . . . . . . . . . .         31
 2.11     Optional Prepayments of A Advances  . . . . . . . . . . . . . . . . . . . . . . . .         31
 2.12     Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         31
 2.13     Illegality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         32
 2.14     Payments and Computations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         33
 2.15     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         34
 2.16     Sharing of Payments, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .         36
 2.17     Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         37

                                                ARTICLE III

                                  CONDITIONS TO EFFECTIVENESS AND LENDING

 3.01     Conditions Precedent to Effectiveness
             of Sections 2.01, 2.03 and 2.04  . . . . . . . . . . . . . . . . . . . . . . . .         37
 3.02     Conditions Precedent to Each A Borrowing  . . . . . . . . . . . . . . . . . . . . .         39
 3.03     Conditions Precedent to Each B Borrowing  . . . . . . . . . . . . . . . . . . . . .         40
 3.04     Conditions Precedent to Each C Borrowing  . . . . . . . . . . . . . . . . . . . . .         41
 3.05     Determinations Under Section 3.01 . . . . . . . . . . . . . . . . . . . . . . . . .         41

                                                ARTICLE IV

                                      REPRESENTATIONS AND WARRANTIES

 4.01     Representations and Warranties of the Borrower  . . . . . . . . . . . . . . . . . .         42

Section                                                                                              Page
- -------                                                                                              ----


                                                 ARTICLE V

                                         COVENANTS OF THE BORROWER

 5.01     Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         45
 5.02     Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         52
 5.03     Financial Covenant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         55


                                                ARTICLE VI

                                             EVENTS OF DEFAULT

 6.01     Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         55


                                                ARTICLE VII

                                         THE ADMINISTRATIVE AGENT

 7.01     Authorization and Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         59
 7.02     Administrative Agent's Reliance, Etc.   . . . . . . . . . . . . . . . . . . . . . .         60
 7.03     Citibank, Toronto-Dominion and Affiliates . . . . . . . . . . . . . . . . . . . . .         60
 7.04     Lender Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         61
 7.05     Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         61
 7.06     Successor Administrative Agent  . . . . . . . . . . . . . . . . . . . . . . . . . .         62


                                               ARTICLE VIII

                                               MISCELLANEOUS

 8.01     Amendments, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         62
 8.02     Notices, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         63
 8.03     No Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         63
 8.04     Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         64
 8.05     Right of Set-off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         66
 8.06     Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         66
 8.07     Assignments, Designations and Participations  . . . . . . . . . . . . . . . . . . .         67
 8.08     Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         72
 8.09     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         72
 8.10     Extensions of Termination Dates for Commitments . . . . . . . . . . . . . . . . . .         72
 8.11     Execution in Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         73
 8.12     Jurisdiction, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         73
 8.13     Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         74

Schedules
- ---------

Schedule I -        List of Applicable Lending Offices

Schedule 4.01(f) -  Litigation and Environmental Matters

Schedule 4.01(p) -  Post-Retirement Benefit Obligations

Schedule 5.02(a) -  Existing Liens

Schedule 5.02(d) -  Existing Subsidiary Debt



Exhibits
- --------

Exhibit A-1 -  Form of A Note

Exhibit A-2 -  Form of B Note

Exhibit A-3 -  Form of C Note

Exhibit B-1 -  Form of Notice of A Borrowing

Exhibit B-2 -  Form of Notice of B Borrowing

Exhibit B-3 -  Form of Notice of C Borrowing

Exhibit C -    Form of Assignment and Acceptance

Exhibit D -    Form of Designation Agreement

Exhibit E -    Form of Opinion of Counsel for the Borrower

Exhibit F -    Borrower's Environmental Disclosure Report

                           REVOLVING CREDIT AGREEMENT

                           Dated as of April 21, 1994


               RAYONIER INC., a North Carolina corporation (the "Borrower"), the banks, financial institutions and other institutional lenders (the "Banks") listed on the signature pages hereof, and Citibank, N.A. ("Citibank"), as Administrative Agent (the "Administrative Agent") for the Lenders (as hereinafter defined), agree as follows:


                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

               SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

       "A Advance" means an advance by a Lender to the Borrower as part of an A Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a "Type" of A Advance.

       "A Borrowing" means a borrowing consisting of simultaneous A Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

       "A Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the A Advances made by such Lender.

       "Advance" means an A Advance, a B Advance or a C Advance.

       "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

       "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance and, in the case of a B Advance or a C Advance, the office of such Lender notified by such Lender to the Administrative Agent as its Applicable Lending Office with respect to such B Advance or the Borrower and the Administrative Agent as its Applicable Lending Office with respect to a C Advance, as the case may be.

       "Applicable Margin" means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

                                                          Applicable
               Public Debt                              Margin for
                 Rating                               Eurodollar Rate
               S&P/Moody's                                Advances
               -----------                            ---------------

               Level 1
               -------
               BBB+/Baa1                                    .2750%
               or above

               Level 2
               -------
               BBB/Baa2                                     .2875%

               Level 3
               -------
               Less than                                    .5000%
               BBB/Baa2

       "Applicable Percentage" means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

               Public Debt
                 Rating                                   Applicable
               S&P/Moody's                                Percentage
               -----------                                ----------

               Level 1
               -------
               BBB+/Baa1                                    .1250%
               or above

               Level 2
               -------
               BBB/Baa2                                     .1500%

               Level 3
               -------
               Less than                                    .2000%
               BBB/Baa2

       "Arrangers" means Citicorp Securities and Toronto-Dominion.

       "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender (other than a Designated Bidder) and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto.

       "B Advance" means an advance by a Lender to the Borrower as part of a B Borrowing resulting from the auction bidding procedure described in Section 2.03.

       "B Borrowing" means a borrowing consisting of simultaneous B Advances from each of the Lenders whose offer to make one or more B Advances as part of such borrowing has been accepted by the Borrower under the auction bidding procedure described in Section 2.03.

       "B Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from a B Advance made by such Lender.

       "B Reduction" has the meaning specified in Section 2.01.

       "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

               (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

               (b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

               (c)  1/2 of one percent per annum above the Federal Funds Rate.

       "Base Rate Advance" means an A Advance that bears interest as provided in Section 2.08(a)(i).

       "Borrower's Environmental Disclosure Report" means the report prepared by the Borrower regarding certain environmental matters, attached hereto as Exhibit F.

       "Borrower's Form 10-K for 1993" has the meaning specified in Section 4.01(f).

       "Borrowing" means an A Borrowing, a B Borrowing or a C Borrowing.

       "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

       "C Advance" means an advance by a Lender to the Borrower as part of a C Borrowing resulting from the bidding procedure described in Section 2.04.

       "C Borrowing" means a borrowing consisting of simultaneous C Advances from each of the Requested Lenders whose offer to make one or more C Advances as part of such borrowing has been accepted by the Borrower under the bidding procedure described in Section 2.04.

       "C Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-3 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from a C Advance made by such Lender.

       "C Reduction" has the meaning specified in Section 2.01.

       "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

       "CERCLIS" has the meaning specified in Section 4.01(k).

       "Citicorp Securities" means Citicorp Securities, Inc.

       "Commercial Paper" means any unsecured promissory note of the Borrower with a maturity at the time of issuance not exceeding nine months, exclusive of days of grace, issued by the Borrower pursuant to a commercial paper program of the Borrower.

       "Commitment" means, with respect to any Lender at any time, the amount set forth opposite such Lender's name on the signature pages hereof under the caption "Commitment" or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register, as such amount may be reduced pursuant to Section 2.06.

       "Confidential Information" means information that the Borrower furnishes to the Administrative Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent or such Lender from a source other than the Borrower, that is not, to the best of the Administrative Agent's or such Lender's knowledge, acting in violation of a confidentiality agreement with the Borrower.

       "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

       "Consolidated Assets" means on any date of determination, all amounts that are or should, in accordance with GAAP be included under assets on a Consolidated balance sheet of the Borrower and its Subsidiaries determined in accordance with GAAP as at such date.

       "Convert", "Conversion" and "Converted" each refers to a conversion of A Advances of one Type into A Advances of the other Type pursuant to Section 2.09 or 2.10.

       "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person's business and that are not overdue for a period that is not consistent with the ordinary course of business of such Person), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in
the event of   default are limited to repossession or sale of such property),
(e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities (other than obligations under (i) Trade Letters of Credit, (ii) performance bonds or letters of credit issued in connection with the purchase of inventory, including prepaid timber stumpage, by the Borrower or any of its Subsidiaries in the ordinary course of business, (iii) performance bonds or letters of credit to secure obligations under workers' compensation laws or similar legislation and (iv) performance bonds or letters of credit to secure obligations under self-insurance programs to the extent permitted by the terms of this Agreement and in an aggregate maximum available amount not to exceed at any one time $20,000,000; provided that in each case such performance bond or letter of credit (including, without limitation, any Trade Letters of Credit) does not secure Debt), (g) all Debt of others referred to in clauses (a) through (f) above or clause (h) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (h) all Debt referred to in clauses (a) through (f) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt. The Debt of any Person shall include the Debt of any partnership in which such Person is a general partner, but shall not include obligations under a financial assurance statement that a Person is required to provide under an Environmental Law in support of the closure and post-closure obligations of one or more Subsidiaries.

       "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

       "Designated Bidder" means (a) an Affiliate of a Lender or (b) a special purpose corporation that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the parent of which issues) commercial paper rated at least "Prime-1" by Moody's or "A-1" by S&P or a comparable rating from the successor of either of them, that, in either case, (x) is organized under the laws of the United States or any State thereof, (y) shall have become a party hereto pursuant to Section 8.07(d), (e) and (f) and (z) is not otherwise a Lender. Notwithstanding the foregoing, other than in the case of an Affiliate of a Lender, each Designated Bidder shall be subject to the prior written consent of the Borrower and the Administrative Agent, such consent not to be unreasonably withheld or delayed.

       "Designation Agreement" means a designation agreement entered into by a Lender (other than a Designated Bidder) and a Designated Bidder, and accepted by the Administrative Agent, in substantially the form of Exhibit D hereto.

       "Disclosed Litigation" has the meaning specified in Section 4.01(f).

       "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on
Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

       "EBITDA" means, for any Person during any period, earnings (income) from continuing operations before the cumulative effect of accounting changes and any provision for dispositions, income taxes, interest expense and depreciation, depletion and amortization.

       "Effective Date" means the first date on which the conditions set forth in Section 3.01 have been satisfied.

       "Eligible Assignee" means (a) any Lender; (b) an Affiliate of a Lender;
(c) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $10,000,000,000; (d) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (d); (e) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; and (f) any other Person approved by the Administrative Agent and the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that
(x) each Eligible Assignee shall maintain a branch or representative office or similar presence in the United States and (y) neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

       "Environmental Action" means any (a) administrative, regulatory or judicial action, suit, written demand, demand letter, written claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment including, without limitation, (i) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (ii) by any governmental or regulatory authority for damages, contribution, indemnification, cost recovery, compensatory or injunctive relief; and (b) any administrative, regulatory or judicial action, suit or proceeding brought by any third party properly before a forum of competent jurisdiction relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

       "Environmental Law" means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to the environment, health, safety or Hazardous Materials all as amended or hereafter amended.

       "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

       "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

       "ERISA Event" means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility of the Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by the Borrower or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by the Borrower or any of its ERISA Affiliates to make a payment to a Plan if the conditions for the imposition of a lien under Section 302(f)(1) of ERISA are satisfied; (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan, pursuant to
Section 4042 of ERISA, or the occurrence of any event or condition described in
Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, a Plan.

       "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

       "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

       "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same A Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered to the Reference Banks by prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance comprising part of such A Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by
(b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. The Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same A Borrowing shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.09.

       "Eurodollar Rate Advance" means an A Advance that bears interest as provided in Section 2.08(a)(ii).

       "Eurodollar Rate Reserve Percentage" for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

       "Events of Default" has the meaning specified in Section 6.01.

       "Existing Subsidiary Debt" has the meaning specified in Section 5.02(d)(ii).

       "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

       "Fiscal Quarter" means each consecutive three calendar month period ending March 31, June 30, September 30 or December 31 of any fiscal year.

       "GAAP" has the meaning specified in Section 1.03.

       "Hazardous Materials" means petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, radon gas and any other chemicals, materials or substances designated, classified or regulated as being "hazardous" or "toxic," or words of similar import, under any applicable Environmental Law.

       "Indemnified Liabilities" has the meaning specified in Section 8.04(b).

       "Indemnified Party" has the meaning specified in Section 8.04(b).

       "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

       "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same A Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance
into such Eurodollar Rate Advance and ending on           the last day of the
period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 Noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

            (i) the Borrower may not select any Interest Period that ends after the Termination Date;

           (ii) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same A Borrowing shall be of the same duration;

          (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

           (iv) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

       "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

       "Lenders" means the Banks listed on the signature pages hereof, each institution that shall become a party hereto pursuant to Section 8.07(a), (b) and (c) and, except when used in reference to an A Advance, an A Borrowing, an A Note, a Commitment, a C Advance, a C Borrowing, a C Note or a term related to any of the foregoing, each Designated Bidder.

       "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

       "Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries taken as a whole.

       "Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any Note.

       "Moody's" means Moody's Investors Service, Inc.

       "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

       "Multiple Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its ERISA Affiliates and at least one Person other than the Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any of its ERISA Affiliates could have liability under
Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

       "NPL" has the meaning specified in Section 4.01(k).

       "Note" means an A Note, a B Note or a C Note.

       "Notice of A Borrowing" has the meaning specified in Section 2.02(a).

       "Notice of B Borrowing" has the meaning specified in Section 2.03(a)(i).

       "Notice of C Borrowing" has the meaning specified in Section 2.04(a)(i).

       "Other Taxes" has the meaning specified in Section 2.15(b).

       "PBGC" means the Pension Benefit Guaranty Corporation.

       "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a reasonable period and which, individually or when aggregated with all other Permitted Liens outstanding on any date, do not materially affect the use of the property to which they relate; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way, encumbrances and minor defects or irregularities in title to real property not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries.

       "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

       "Plan" means a Single Employer Plan or a Multiple Employer Plan.

       "Public Debt Rating" means, as of any date, the lowest rating that has been most recently announced by either S&P or Moody's, as the case may be, for any class of long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if no Public Debt Rating shall be available from either S&P or Moody's, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 3 under the definition of "Applicable Margin" or "Applicable Percentage", as the case may be; (b) if only one of S&P and Moody's shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (c) if the ratings established by S&P and Moody's shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the lower rating; (d) if any rating established by S&P or Moody's shall be changed, the change in Applicable Margin and the Applicable Percentage shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.

       "Reference Banks" means Citibank, Toronto-Dominion and The Chase Manhattan Bank, N.A.

       "Register" has the meaning specified in Section 8.07(g).

       "Requested Lender" has the meaning specified in Section 2.04(a)(i).

       "Required Lenders" means, at any time, Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the A Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Commitments.

       "S&P" means Standard & Poor's Corporation.

       "Significant Subsidiary" means, at any time, a Subsidiary of the Borrower having (a) at least 10% of the total Consolidated Assets of the Borrower and its Subsidiaries (determined as of the last day of the most recent Fiscal Quarter of the Borrower ended on or prior to such date) or (b) at least 5% of the Consolidated revenues of the Borrower and its Subsidiaries for the four most recent Fiscal Quarters of the Borrower ended on or prior to such date.

       "Single Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its ERISA Affiliates and no Person other than the Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any of its ERISA Affiliates could have liability under Section 4069 of ERISA, in the event such plan has been or were to be terminated.

       "Specified Date" has the meaning specified in Section 8.10.

       "Subsidiary" of any Person means any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries. With respect to the Borrower, GHP Leasing Company shall not constitute a Subsidiary of the Borrower to the extent that GHP Leasing Company is a corporation in which neither the Borrower nor any of its Subsidiaries shall own more than 50% of the capital stock of the type described in clause
(a) above.

       "Tangible Net Worth" means, with respect to any Person as of any date of determination, the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with GAAP, excluding, however, from the determination of total assets, (a) goodwill, experimental or organizational expenses, research and development expenses, franchises, trademarks, service marks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (b) all unamortized debt discount and expense, (c) treasury stock and capital stock, obligations or other securities of, or capital contributions to, or investments in, any Subsidiary, and (d) any items not included in clauses (a) through (c) above which are treated as intangibles in conformity with GAAP, in each case, determined on a Consolidated basis and in accordance with GAAP.

       "Taxes" has the meaning specified in Section 2.15(a).

       "Termination Date" means the earlier of (a) subject to the provisions of
Section 8.10, the 364th day after the date hereof and (b) the date of termination in whole of the Commitments pursuant to Section 2.06 or 6.01.

       "Toronto-Dominion" means The Toronto-Dominion Bank.

       "Trade Letter of Credit" means any letter of credit that is issued for the benefit of a supplier of inventory or provider of a service necessary for the conduct of the business of the Borrower or any of its Subsidiaries (other
than any financial services) to the Borrower or      any of its Subsidiaries to
effect payment for such inventory or service.

       "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

       "Withdrawal Liability" has the meaning specified in Part 1 of Subtitle E of Title IV of ERISA.

               SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

               SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles as in effect from time to time ("GAAP").


                                   ARTICLE II

                           AMOUNTS AND TERMS OF LOANS

               SECTION 2.01. The A Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make A Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender's Commitment; provided that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the B Advances and the C Advances then outstanding and such deemed use of the aggregate amount of the Commitments shall be applied to the Lenders ratably according to their respective Commitments (such deemed use of the aggregate amount of the Commitments to the extent of the aggregate amount of B Advances then outstanding being a "B Reduction" and, to the extent of the aggregate amount of C Advances then outstanding being a "C Reduction"). Each A Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of A Advances of the same Type and having the same Interest Period made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.11 and reborrow under this Section 2.01.

               SECTION 2.02. Making the A Advances. (a) Each A Borrowing shall be made on notice, given not later than 12:00 Noon (New York City time) on the third Business Day prior to the date of the proposed A Borrowing (in the case of an A Borrowing to be comprised of Eurodollar Rate Advances) and given not later than 11:00 A.M. (New York City time) on the Business Day of the proposed A Borrowing (in the case of an A Borrowing to be comprised of Base Rate Advances), by the Borrower to the

Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or by telex. Each such notice of an A Borrowing (a "Notice of A Borrowing") shall be by telecopier or by telex, confirmed immediately in writing, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such A Borrowing, (ii) Type of A Advances comprising such A Borrowing, (iii) aggregate amount of such A Borrowing, and (iv) in the case of an A Borrowing consisting of Eurodollar Rate Advances, the initial Interest Period for each such A Advance. Each Lender shall on the date of such A Borrowing, before 11:00 A.M. (New York City time), in the case of an A Borrowing to be comprised of Eurodollar Rate Advances, and before 1:00 P.M. (New York City time), in the case of an A Borrowing to be comprised of Base Rate Advances, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender's ratable portion of such A Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent's aforesaid address.

               (b) Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select Eurodollar Rate Advances for any A Borrowing if the obligation of the Lenders to make Eurodollar Rate Loans shall then be suspended pursuant to Section 2.09 or 2.13.

               (c) Each Notice of A Borrowing shall be irrevocable and binding on the Borrower. In the case of any A Borrowing that the related Notice of A Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of A Borrowing for such A Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the A Advance to be made by such Lender as part of such A Borrowing when such A Advance, as a result of such failure, is not made on such date.

               (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any A Borrowing (in the case of an A Borrowing to be comprised of Eurodollar Rate Advances) and not later than 12:00 Noon (New York City time) on the Business Day of the proposed A Borrowing (in the case of an A Borrowing to be comprised of Base Rate Advances) that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such A Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such A Borrowing in accordance with subsection (a) of this Section 2.02 and the

Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time to the A Advances comprising such A Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's A Advance as part of such A Borrowing for purposes of this Agreement.

               (e) The failure of any Lender to make the A Advance to be made by it as part of any A Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its A Advance on the date of such A Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the A Advance to be made by such other Lender on the date of any A Borrowing.

               SECTION 2.03. The B Advances. (a) Each Lender severally agrees that the Borrower may make B Borrowings under this Section 2.03 from time to time on any Business Day during the period from the Effective Date until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided that (x) each B Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and, (y) following the making of each B Borrowing, the aggregate amount of all Advances then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders.

        (i) The Borrower may request a B Borrowing under this Section 2.03 by delivering to the Administrative Agent, by telecopier or by telex, confirmed immediately in writing, a notice of a B Borrowing (a "Notice of B Borrowing"), in substantially the form of Exhibit B-2 hereto, specifying the date and aggregate amount of the proposed B Borrowing, the maturity date for repayment of each B Advance to be made as part of such B Borrowing (which maturity date may not be earlier than the date occurring 30 days after the date of such B Borrowing or later than the earlier of (x) 180 days after the date of such B Borrowing and (y) the Termination Date), the interest payment date or dates relating thereto, and any other terms to be applicable to such B Borrowing, not later than 10:00 A.M. (New York City time) (A) at least one Business Day prior to the date of the proposed B Borrowing, if the Borrower shall specify in the Notice of B Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum, and (B) at least four Business Days prior to the date of the proposed B Borrowing, if the Borrower shall instead specify in the Notice of B Borrowing the basis to be used by the Lenders in determining the rates of interest to be offered by them. The Administrative Agent shall in turn promptly notify each Lender of each request for a B Borrowing received by it from the Borrower by sending such Lender a copy of the applicable Notice of B Borrowing.

       (ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more B Advances to the Borrower as part of such proposed B Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Administrative Agent (which shall give prompt notice thereof to the Borrower), before 10:00 A.M. (New York City time) (x) on the date of such proposed B Borrowing, in the case of a Notice of B Borrowing delivered pursuant to clause (A) of paragraph (i) above and (y) three Business Days before the date of such proposed B Borrowing, in the case of a Notice of B Borrowing delivered pursuant to clause (B) of paragraph (i) above, of the minimum amount and maximum amount of each B Advance that such Lender would be willing to make as part of such proposed B Borrowing (which amounts may, subject to clause (y) of the proviso to the first sentence of Section 2.03(a), exceed such Lender's Commitment, if any), the rate or rates of interest therefor and such Lender's Applicable Lending Office with respect to such B Advance; provided that if the Administrative Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer before 9:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Administrative Agent, before 10:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any B Advance as part of such B Borrowing; provided that the failure by any Lender to give such notice shall not in any event cause such Lender to be obligated to make any B Advance as part of such proposed B Borrowing.

      (iii) The Borrower shall, in turn, (x) before 11:00 A.M. (New York City time) on the date of such proposed B Borrowing, in the case of a Notice of B Borrowing delivered pursuant to clause (A) of paragraph (i) above and (y) before 11:00 A.M. (New York City time) three Business Days before the date of such proposed B Borrowing, in the case of a Notice of B Borrowing delivered pursuant to clause (B) of paragraph (i) above, either:

               (A)  cancel such B Borrowing by giving the Administrative

Agent notice to that effect, or

               (B) accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (ii) above, in order of the lowest to highest rates of interest or margins (or, if two or more Lenders bid at the same rate of interest, and the amount of accepted offers is less than the aggregate amount of such offers, the amount to be borrowed from such Lenders as part of such B Borrowing shall be allocated among such Lenders pro rata on the basis of the maximum amount offered by such Lenders at such rates or margin in connection with such B Borrowing), by giving notice to the Administrative Agent of the amount of each B Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Administrative Agent on behalf of such Lender for such B Advance pursuant to paragraph (ii) above) to be made by each Lender as part of such B Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Administrative Agent notice to that effect.

       (iv) If the Borrower notifies the Administrative Agent that such B Borrowing is cancelled pursuant to subsection (iii)(A) above, the Administrative Agent shall give prompt notice thereof to the Lenders and such B Borrowing shall not be made.

       (v) If the Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(B) above, the Administrative Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such B Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by the Borrower, (B) each Lender that is to make a B Advance as part of such B Borrowing, of the amount of each B Advance to be made by such Lender as part of such B Borrowing, and (C) each Lender that is to make a B Advance as part of such B Borrowing, upon receipt, that the Administrative Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Lender that is to make a B Advance as part of such B Borrowing shall, before 12:00 Noon (New York City time) on the date of such B Borrowing specified in the notice received from the Administrative Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Administrative Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02 such Lender's portion of such B Borrowing, in same day funds. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the

Administrative Agent of such funds, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent's aforesaid address. The Administrative Agent will promptly on the date of each B Borrowing notify each Lender of the amount of the B Borrowing, the consequent B Reduction, and the dates upon which such B Reduction commenced and will terminate and the range of interest rates with respect to the B Advances made as part of such B Borrowing.

               (b)  Within the limits and on the conditions set forth in this
Section 2.03, the Borrower may from time to time borrow under this Section 2.03, repay pursuant to subsection (c) below and reborrow under this Section 2.03.

               (c) The Borrower shall repay to the Administrative Agent for the account of each Lender that has made a B Advance, or each other holder of a B Note on the maturity date of such B Advance (such maturity date being that specified by the Borrower for repayment in the related Notice of B Borrowing and provided in the B Note evidencing such B Advance), the then unpaid principal amount of such B Advance. The Borrower shall not have the right to prepay any B Advance.

               (d) The Borrower shall pay interest on the unpaid principal amount of each B Advance from the date of such B Advance until the date the principal amount of such B Advance is paid in full at the rate of interest for such B Advance specified by the Lender making such B Advance in its notice delivered pursuant to subsection (a)(ii) above on the interest date or dates specified by the Borrower for such B Advance in the related Notice of B Borrowing and set forth in the B Note evidencing such B Advance.

               (e) The indebtedness of the Borrower resulting from each B Advance made to the Borrower as part of such B Borrowing shall be evidenced by a separate B Note of the Borrower payable to the order of the Lender making such B Advance.

               (f) Following the making of each B Borrowing, the Borrower shall be in compliance with the limitation set forth in clause (y) of the proviso to the first sentence of Section 2.03(a).

               (g) The Borrower shall pay to the Administrative Agent for its own account such fees as may be agreed between the Borrower and the Administrative Agent in connection with each request for a B Borrowing whether or not any B Borrowing is in fact made.

               SECTION 2.04. The C Advances. (a) Each Lender severally agrees that the Borrower may make C Borrowings under this Section 2.04 from time to time on any Business Day during the period from the

Effective Date until the Termination Date in the manner set forth below; provided that (x) each C Borrowing shall be in an aggregate amount of $500,000 or an integral multiple of $100,000 in excess thereof and (y) following the making of each C Borrowing (A) the aggregate amount of all C Advances then outstanding shall not exceed $10,000,000 and (B) the aggregate amount of all Advances then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders.

        (i) The Borrower may request a C Borrowing by delivering to at least three Lenders selected in its sole discretion (each such Lender, a "Requested Lender"), by telecopier or by telex, confirmed immediately in writing, a notice of a C Borrowing (a "Notice of C Borrowing") with a copy thereof to the Administrative Agent, in substantially the form of Exhibit B-3 hereto, specifying the date and aggregate amount of the proposed C Borrowing, the maturity date for repayment of each C Advance to be made as part of such C Borrowing (which maturity date may not be later than the earlier of (x) the date occurring 30 days after the date of such C Borrowing and (y) the Termination Date), the interest payment date or dates relating thereto, the basis to be used by Requested Lenders in determining the rates of interest to be offered by them, the time at which such C Advance is to be made, the time by which such Requested Lender's response is due and the time by which the Borrower will accept or reject offers made by the Requested Lenders, and any other terms to be applicable to such C Borrowing.

       (ii) Each Requested Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more C Advances to the Borrower as part of such proposed C Borrowing at a rate or rates of interest specified by such Requested Lender in its sole discretion, by notifying the Borrower at or before the time specified in the applicable Notice of C Borrowing of the minimum amount and maximum amount of each C Advance that such Requested Lender would be willing to make as part of such C Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.04(a), exceed such Lender's Commitment), the rate or rates of interest therefor and such Requested Lender's Applicable Lending Office with respect to such C Advance.

       (iii) The Borrower shall, in turn, before the time specified therefor in the applicable Notice of C Borrowing either (A) cancel such C Borrowing by giving the Requested Lenders and the Administrative Agent notice to that effect, or (B) accept one or more of the offers made by a Requested Lender pursuant to paragraph (ii) above by promptly giving notice to each such Requested Lender and the Administrative Agent of the amount of the C Advance to be made by such Requested Lender or Lenders and provide each such

Requested Lender that is to make a C Borrowing the documents required by the applicable conditions set forth in Article III. The Borrower's election to accept or reject any offers made to it by a Requested Lender pursuant to
paragraph      (ii) above shall be made in its sole discretion regardless of the terms and conditions of any offer made by any Requested Lender. Upon fulfillment of the conditions set forth in Article III, each Requested Lender will make its portion of such C Borrowing available to the Borrower by transferring the amount of its C Advance to such account as is notified by the Borrower to such Requested Lender.

       (iv) On the date on which the Borrower makes a request for a C Borrowing and on each date on which a C Borrowing is made, the Borrower shall promptly (and in any event no later than 3:00 P.M. (New York City time) on such day) notify the Administrative Agent of (x) such request for a C Borrowing, including the aggregate amount of the proposed C Borrowing, the consequent C Reduction and the dates upon which such C Reduction will terminate, the maturity date for repayment of each C Advance and the basis to be used by each Requested Lender in determining the rates of interest being offered by them and
(y) the date of any C Borrowing, the aggregate amount of such C Borrowing, the consequent C Reduction, each Lender making a C Advance, the interest rate and the maturity date of each C Advance to be made as part of such C Borrowing and such other information relating to such C Borrowing as the Administrative Agent may reasonably request; provided, however, if the Borrower shall be making an A Borrowing or B Borrowing on the date on which a C Advance is to be made, the Borrower shall provide the Administrative Agent with the information set forth in clauses (x) and (y) above prior to the time such A or B Borrowing is to be made. In addition, if after making a request therefor the Borrower cancels such C Borrowing, the Borrower shall promptly notify each Lender of such cancellation. Promptly after each C Borrowing, the Administrative Agent will notify each Lender of the amount of the C Borrowing, the consequent C Reduction and the date upon which such C Reduction commenced and will terminate and the maturity date for repayment of each C Advance. The obligation of the Administrative Agent to provide the Lenders with the information described in the preceding sentence is limited by the extent to which the Administrative Agent, on or prior to the time set forth above, shall have previously received such information from the Borrower. All payments with respect to each C Advance shall be made not later than 11:00 A.M. (New York City time) on the date when due in U.S. dollars, to the Lender making such C Advance at its Applicable Lending Office or such other office as such Lender may specify in writing to the Borrower in same day funds. The Borrower shall promptly provide (and in any event no later than 12:00 Noon (New York City time) on such day) the Administrative Agent with notice of its payment to a

Lender of any amount payable with respect to a C Advance, the name of the Lender such payment was made to and the amount of such payment.

               (b)  Within the limits and on the conditions set forth in this
Section 2.04, the Borrower may from time to time borrow under this Section 2.04, repay pursuant to subsection (c) below and reborrow under this Section 2.04.

               (c) The Borrower shall repay to each Lender that has made a C Advance, or each other holder of a C Note on the maturity date of such C Advance (such maturity date being that specified by the Borrower for repayment in the related Notice of C Borrowing and provided in the C Note evidencing such C Advance), the then unpaid principal amount of such C Advance. The Borrower shall not have the right to prepay any C Advance.

               (d) The Borrower shall pay interest on the unpaid principal amount of each C Advance from the date of such C Advance until the date the principal amount of such C Advance is paid in full at the rate of interest for such C Advance specified by the Lender making such C Advance in the notice delivered pursuant to subsection (a)(ii) above on the interest date or dates specified by the Borrower for such C Advance in the related Notice of C Borrowing and set forth in the C Note evidencing such C Advance.

               (e) The indebtedness of the Borrower resulting from each C Advance made to the Borrower as part of such C Borrowing shall be evidenced by a separate C Note of the Borrower payable to the order of the Lender making such C Advance.

               (f) Following the making of each C Borrowing, the Borrower shall be in compliance with the limitations set forth in clause (y) of the proviso to the first sentence of Section 2.04(a).

               (g) The Borrower shall not be required to pay to the Administrative Agent any separate fees in connection with any C Borrowing or C Advance.

               SECTION 2.05. Fees. (a) Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Designated Bidder) a facility fee on the aggregate amount of such Lender's Commitment, if any, from the date hereof in the case of each Bank and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each such other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 1994, and on the Termination Date.

               (b) Administrative Agent's Fees. The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrower and the Administrative Agent.

               SECTION 2.06. Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days' notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount that is less than the sum of the aggregate principal amount of the B Advances then outstanding and the aggregate principal amount of the C Advances then outstanding, and provided further, that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

               SECTION 2.07. Repayment of A Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the principal amount of the A Advances then outstanding.

               SECTION 2.08. Interest on A Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each A Advance owing to each Lender from the date of such A Advance until such principal amount shall be paid in full, at the following rates per annum:

        (i) Base Rate Advances. During such periods as such A Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

       (ii) Eurodollar Rate Advances. During such periods as such A Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such A Advance to the sum of (x) the Eurodollar Rate for
such Interest Period for such Advance plus (y) the    Applicable Margin in
effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

               (b) Default Interest. At any time during which the Borrower shall fail (i) to pay any principal of any Advance, any interest on any Advance or make any other payment in connection with this Agreement when the same becomes due and payable or (ii) to perform or observe any term, covenant or agreement contained in Section 5.03, the Borrower shall pay interest on (x) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (y) the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

               SECTION 2.09. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

               (b) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.08(a)(i) or (ii), and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under Section 2.08(a)(ii).

               (c) If fewer than two Reference Banks furnish timely information to the Administrative Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

        (i) the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

       (ii) each such A Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such A Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

      (iii) the obligation of the Lenders to make, or to Convert A Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

               (d) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon

       (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

       (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

               (e) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

               (f) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any A Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances, and on and after such date the right of the Borrower to Convert such A Advances into Eurodollar Rate Advances shall terminate.

               SECTION 2.10. Optional Conversion of A Advances. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09, 2.13 and 2.14, Convert all A Advances of one Type comprising the same Borrowing into A Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the A Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the Interest Period for each such A Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

               SECTION 2.11. Optional Prepayments of A Advances. The Borrower may, upon at least one Business Day's notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall, prepay the outstanding principal amounts of the A Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

               SECTION 2.12. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that, any Lender claiming additional amounts under this Section 2.12 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if such change would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

               (b) If any Lender (other than a Designated Bidder) determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

               SECTION 2.13. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Lenders to make, or to Convert A Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and
(ii) the Borrower shall forthwith prepay in full all Eurodollar Rate Advances of all Lenders then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of notice from the Administrative Agent, Converts all Eurodollar Rate Advances of all Lenders then outstanding into Base Rate Advances in accordance with Section 2.10.

               SECTION 2.14. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the A Notes and the B Notes not later than 12:00 Noon (New York City time) on the day when due in U.S. dollars to the Administrative Agent at its address referred to in Section 8.02 in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.12, 2.15 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. All payments under the C Notes will be made in accordance with
Section 2.04(a)(iv). Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to
Section 8.07(g), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the A Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

               (b) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of facility fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

               (c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

               (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

               SECTION 2.15. Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

               (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

               (c) The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

               (d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder or under the Notes by the Borrower through an account or branch outside the United States or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

               (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement or the Notes is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from "Taxes" as defined in Section 2.15(a).

               (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.15(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.15(a) with respect to Taxes imposed by the United States; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

               (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.15 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

               SECTION 2.16. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the A Advances owing to it (other than pursuant to Section 2.12, 2.15 or 8.04(c)) in excess of its ratable share of payments on account of the A Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the A Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

               SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for working capital and general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, making repayments with respect to Commercial Paper and other similar loan programs.


                                  ARTICLE III

                    CONDITIONS TO EFFECTIVENESS AND LENDING

               SECTION 3.01. Conditions Precedent to Effectiveness of Sections 2.01, 2.03 and 2.04. Sections 2.01, 2.03 and 2.04 of this Agreement shall become effective as of the Effective Date, subject to the conditions precedent that:

       (a) There shall have occurred no Material Adverse Change since December 31, 1993.

       (b) There shall exist no action, suit, investigation, litigation or proceeding, including any Environmental Action, affecting the Borrower or any
of                          its Subsidiaries pending or threatened before any
court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect, except as set forth in the Borrower's Environmental Disclosure Report or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

       (c) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

       (d) The Borrower shall have paid all accrued fees and expenses of the Administrative Agent and the Arrangers (including the accrued fees and expenses of counsel to the Administrative Agent and the Arrangers then due and payable).

       (e) On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

           (A) the representations and warranties contained in Section 4.01 are correct on and as of the Effective Date; and

           (B) no event has occurred and is continuing that constitutes a Default.

       (f) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent and (except for the A Notes) in sufficient copies for each Lender:

            (i)  The A Notes to the order of the Lenders, respectively.

           (ii) Certified copies of (x) the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and (y) the Borrower's charter and by-laws and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

          (iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

           (iv) A favorable opinion of John B. Canning, Corporate Secretary and Associate General Counsel of the Borrower, substantially in the form of Exhibit E hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.

            (v) A favorable opinion of Shearman & Sterling, counsel for the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

           (vi) Federal Reserve Forms U-1 provided for in Regulation U, the statements made in which shall be such as to permit the transactions contemplated hereby in accordance with Regulation U.

               SECTION 3.02.  Conditions Precedent to Each        A Borrowing.
The obligation of each Lender to make an A Advance on the occasion of each A Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such A Borrowing (a) the following statements shall be true (and each of the giving of the applicable Notice of A Borrowing and the acceptance by the Borrower of the proceeds of such A Borrowing shall constitute a representation and warranty by the Borrower that on the date of such A Borrowing such statements are true):

        (i) the representations and warranties contained in Section 4.01 (except the representations set forth in subsection (e) and subsection (f) thereof) are correct on and as of the date of such A Borrowing, before and after giving effect to such A Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

       (ii) no event has occurred and is continuing, or would result from such A Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

 and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender (other than a Designated Bidder) through the Administrative Agent may reasonably request.

               SECTION 3.03. Conditions Precedent to Each B Borrowing. The obligation of each Lender that is to make a B Advance on the occasion of each B Borrowing to make such B Advance as part of such B Borrowing is subject to the conditions precedent that the Effective Date shall have occurred and (a) the Administrative Agent shall have received the Notice of B Borrowing with respect thereto, (b) on or before the date of such B Borrowing, but prior to such B Borrowing, the Administrative Agent shall have received a B Note payable to the order of such Lender for each of the one or more B Advances to be made by such Lender as part of such B Borrowing, in a principal amount equal to the principal amount of the B Advance to be evidenced thereby and otherwise on such terms as were agreed to for such B Advance in accordance with Section 2.03, and
(c) on the date of such B Borrowing the following statements shall be true (and each of the giving of the applicable Notice of B Borrowing and the acceptance by the Borrower of the proceeds of such B Borrowing shall constitute a representation and warranty by the Borrower that on the date of such B Borrowing such statements are true):

       (i)     the representations and warranties contained in Section

4.01 (except the representations set forth in subsection (e) and subsection (f) thereof) are correct on and as of the date of such B Borrowing, before and after giving effect to such B Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

       (ii) no event has occurred and is continuing, or would result from such B Borrowing or from the application of the proceeds therefrom, that constitutes a Default; and

      (iii) no event has occurred and no circumstance exists as a result of which the information concerning the Borrower that has been provided to the Administrative Agent and each Lender by the Borrower in connection herewith would include any untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

               SECTION 3.04. Conditions Precedent to Each C Borrowing. The obligation of each Lender that is to make a C Advance on the occasion of each C Borrowing to make such C Advance as part of such C Borrowing is subject to the conditions precedent that the Effective Date shall have occurred and (a) such Lender and the Administrative Agent shall have received the Notice of C Borrowing with respect thereto, (b) on or before the date of such C Borrowing, but prior to such C Borrowing, such Lender shall have received a C Note payable to the order of such Lender for each of the one or more C Advances to be made by such Lender as part of such C Borrowing, in a principal amount equal to the principal amount of the C Advance to be evidenced thereby and otherwise on such terms as were agreed to for such C Advance in accordance with Section 2.04, and
(c) on the date of such C Borrowing the following statements shall be true (and each of the giving of the applicable Notice of C Borrowing and the acceptance by the Borrower of the proceeds of such C Borrowing shall constitute a representation and warranty by the Borrower that on the date of such C Borrowing such statements are true):

        (i) the representations and warranties contained in Section 4.01 (except the representations set forth in subsection (e) and subsection (f) thereof) are correct on and as of the date of such C Borrowing, before and after giving effect to such C Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

       (ii) no event has occurred and is continuing, or would result from such C Borrowing or from the application of the proceeds therefrom, that constitutes a Default; and

      (iii) no event has occurred and no circumstance exists as a result of which the information concerning the Borrower that has been provided to the Administrative Agent and each Lender by the Borrower in connection herewith would include any untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

               SECTION 3.05. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the proposed Effective Date, as notified by the Borrower to the Lenders, specifying its objection thereto.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

               SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

       (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina.

       (b) The execution, delivery and performance by the Borrower of this Agreement, the Notes and the consummation of the transactions contemplated hereby are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower's charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Borrower.

       (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority, regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes.

       (d) This Agreement is, and each of the Notes when executed and delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms.

       (e) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 1993, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Arthur Andersen & Co., independent public accountants, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Borrower and
its                    Subsidiaries for the fiscal year then ended, all in
accordance with generally accepted accounting principles consistently applied. Since December 31, 1993, there has been no Material Adverse Change.

       (f) There is no pending or, to the knowledge of the Borrower, threatened action or proceeding, including any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect, other than the matters described on the Borrower's Environmental Disclosure Report (the "Disclosed Litigation"), or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note, and since the date the Borrower's Environmental Disclosure Report was prepared there has been no adverse change (other than an adverse change of an inconsequential nature) in the status, or financial effect on the Borrower or any of its Subsidiaries, of the Disclosed Litigation from that described in the Borrower's Environmental Disclosure Report. Schedule 4.01(f) sets forth any action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened before any court, governmental agency or arbitrator that the Borrower has disclosed in its Form 10-K for the fiscal year ended December 31, 1993, as filed with the Securities and Exchange Commission (the "Borrower's Form 10-K for 1993").

       (g) No written information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or included herein or delivered pursuant hereto contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

       (h) No proceeds of any Advance will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

       (i)  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the
meaning of Regulation U     issued by the Board of Governors of the Federal
Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

       (j) (A) Except as set forth in the Borrower's Environmental Disclosure Report, the operations and properties of the Borrower and each of its Subsidiaries comply in all material respects with all Environmental Laws, all material and necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Borrower and each of its Subsidiaries, and the Borrower and each of its Subsidiaries are in compliance in all material respects with all such Environmental Permits.

       (B) Except as set forth in the Borrower's Form 10-K for 1993 and in the Borrower's Environmental Disclosure Report, and except for the potential effect of the proposed new regulations for the control of pollutants from pulp and paper mills as published by the U.S. Environmental Protection Agency in the December 17, 1993 Federal Register (Volume 58, Federal Register, 66078), to the knowledge of the Borrower, there are no circumstances that are resonably likely to form the basis of an Environmental Action against the Borrower or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect.

       (k) Except as set forth in the Borrower's Environmental Disclosure Report, none of the properties currently or formerly owned or operated by the Borrower or any of its Subsidiaries is listed or, to the knowledge of the Borrower, proposed for listing on the National Priorities List under CERCLA (the "NPL") or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency ("CERCLIS") or any analogous state list; and no underground storage tanks, as such term is defined in 42 U.S.C. Section 6991, are located on any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries that could reasonably be likely to have a Material Adverse Effect.

       (l) Except as set forth in the Borrower's Environmental Disclosure Report, to the knowledge of the Borrower, neither the Borrower nor any of its
Subsidiaries has transported or arranged for the           transportation of
any Hazardous Materials to any location that is listed or proposed for listing on the NPL or on the CERCLIS, which could reasonably be likely to lead to claims against the Borrower or such Subsidiary for any remedial work, damage to natural resources or personal injury that have, or could reasonably be likely to have, a Material Adverse Effect.

       (m) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.

       (n) Neither the Borrower nor any of its ERISA Affiliates has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

       (o) Neither the Borrower nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

       (p) Except as set forth in Schedule 4.01(p), the Borrower and its Subsidiaries have no material liability with respect to "accumulated post-retirement benefit obligations" within the meaning of Statement of Financial Accounting Standards No. 106.

       (q) As of the last annual actuarial valuation date, the "current liability," as defined in Section 412 of the Internal Revenue Code, under each Plan does not exceed the fair market value of the assets of such plan and there has been no material adverse change in the funding status of such Plan since such date.


                                   ARTICLE V

                           COVENANTS OF THE BORROWER

               SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

       (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws,
rules, regulations and                   orders, such compliance to include,
without limitation, compliance with (i) ERISA and (ii) Environmental Laws to the extent set forth in Section 5.01(d).

       (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves, if any, to the extent required in accordance with GAAP, are being maintained.

       (c) Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, or in the case of any trade payable before such trade payable becomes Debt, except where the amount or validity thereof is currently being contested in good faith and by appropriate proceedings and as to which appropriate reserves, if any, to the extent required in accordance with GAAP, are being maintained.

       (d) Compliance with Environmental Laws. (i) Comply and cause each of its Subsidiaries to comply, in all material respects, with all Environmental Laws and Environmental Permits that are material to the conduct of the business of the Borrower or any of its Subsidiaries or necessary for their operations and properties, and (ii) obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits that are material to the conduct of the business of the Borrower or any of its Subsidiaries or necessary for their operations and properties; except, with respect to (i) and (ii) above, to the extent that any such Environmental Law or the terms of any Environmental Permit are being contested in good faith and by proper proceedings and as to which appropriate reserves, if any, to the extent required in accordance with GAAP, are being maintained.

       (e) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance (including self-insurance, in amounts consistent with industry practice and custom) with responsible insurance
companies or associations in such amounts and covering       such risks as is
usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

       (f) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise or the corporate existence of any Subsidiary of the Borrower if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower and its Subsidiaries taken as a whole or the Lenders.

       (g) Visitation Rights. At any reasonable time and from time to time, upon reasonable prior notice, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of the Borrower and any of its Subsidiaries, as shall be reasonably requested, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers and with their independent certified public accountants.

       (h) Preparation of Environmental Reports. If an Event of Default, based either on (i) a breach of any of the representations and warranties contained in Section 4.01(f) (to the extent such Section relates to environmental matters), (j), (k) or (l) or (ii) noncompliance with the covenant contained in Section 5.01(d), shall have occurred and be continuing for more than 30 days, at the request of the Required Lenders, provide to the Lenders within 60 days after such request, at the expense of the Borrower, an environmental site assessment report for the properties relating to such breach or noncompliance and as described in such request, prepared by an environmental consulting firm reasonably acceptable to the Required Lenders, indicating the presence or absence of Hazardous Materials, where appropriate, and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Required Lenders reasonably determine at any time that a material risk exists that any such report will not be provided within the time referred to above, the Required Lenders may retain an environmental consulting firm to prepare such report, at the expense of the Borrower (provided that prior to the commencement of work by an environmental consulting firm retained by the Required Lenders in connection herewith, the Required Lenders provide the Borrower with the identity of such consulting firm, the scope of the assignment and a copy of the budget provided by such consulting firm in connection with such assignment), and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request, to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof a limited (for the duration of such assessment) irrevocable license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment upon reasonable prior notice to the Borrower and in a manner that will not materially interrupt or disrupt the business operations of the Borrower or its Subsidiaries or tenants.

       (i) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which appropriate entries that are correct in all material respects shall be made, of all financial transactions and the assets and business of the Borrower and each such Subsidiary so as to permit preparation of their Consolidated financial statements in accordance with GAAP.

       (j) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or, in the reasonable judgment of the Borrower or such Subsidiary, useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

       (k) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this
Agreement                            with any of their Affiliates on terms that
are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate other than:

            (i) transactions among the Borrower and any of its wholly owned Subsidiaries; and

           (ii)  transactions among wholly owned Subsidiaries of the Borrower.

       (l)  Reporting Requirements.  Furnish to the Lenders:

            (i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with GAAP, together with (a) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (b) a schedule in form and substance satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenant contained in Section 5.03;

           (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion reasonably acceptable to the Required Lenders by Arthur Andersen & Co. or other independent public accountants acceptable to the Required Lenders, together with (a) a certificate of the chief financial officer of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (b) a schedule in form and substance satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenant contained in Section 5.03;

          (iii) promptly after the Borrower becomes aware of and in any event within two Business Days after becoming aware of each Default, continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

           (iv) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders, and copies of all reports and registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

            (v) promptly after the Borrower becomes aware of the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in the first sentence of Section 4.01(f);

           (vi) promptly and in any event within 10 days after the Borrower or any of its ERISA Affiliates knows that any ERISA Event has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto;

         (viii) promptly and in any event within three Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any such Plan;

           (ix) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan;

            (x) promptly and in any event within five Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each notice concerning (x) the imposition of Withdrawal Liability by any such Multiemployer Plan, (y) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (z) the amount of liability incurred, or that may be incurred, by the Borrower or any of its ERISA Affiliates in connection with any event described in clause (x) or (y);

           (xi) (A) as soon as practical and in any event promptly after the receipt thereof by the Borrower, copies of all written claims, complaints, notices or inquiries relating to compliance by the Borrower or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be likely to have a Material Adverse Effect or could reasonably be likely to (x) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or such property that could reasonably be likely to have a Material Adverse Effect or (y) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could reasonably be likely to have a Material Adverse Effect and (B) on or before every March 31 and September 30, commencing on or before September 30, 1994, a report regarding environmental matters containing the type of information set forth in the Borrower's Environmental Disclosure Report; and

          (xii) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

               Notwithstanding any of the foregoing, at any time when the Borrower is subject to the reporting requirements of Section 13(a)(2) of the Securities Exchange Act of 1934, the Borrower shall be deemed to have complied with the requirements of clauses (i), (ii) and (v) above, if the Borrower shall deliver such information to the Administrative Agent promptly after the filing thereof with the Securities and Exchange

Commission by the Borrower and in any event within three Business Days after such filing.

               SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

       (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

            (i)  Permitted Liens,

           (ii) purchase money Liens upon or in any property acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition of such property, or Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any property other than the property being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced,

          (iii)  the Liens described on Schedule 5.02(a),

           (iv) other Liens securing Debt outstanding in an aggregate principal amount not to exceed $25,000,000, and

            (v) the replacement, extension or renewal of any Lien permitted by clauses (ii) and (iii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

       (b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that (i) any wholly owned Subsidiary of the Borrower may merge or consolidate with or into, or dispose of all or substantially all of its assets to, any other wholly owned Subsidiary of the Borrower, (ii) any wholly owned Subsidiary of the Borrower may merge into or dispose of all or substantially all of its assets to the Borrower, and (iii) the Borrower may merge with any other Person; provided in each case that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom and, in the case of any merger to which the Borrower is a party, (A) the Borrower is the surviving corporation, (B) after giving effect to the consummation of such merger, (x) the Consolidated Tangible Net Worth of the Borrower and its Subsidiaries shall be no less than the Consolidated Tangible Net Worth of the Borrower and its Subsidiaries immediately prior to such merger, (y) the Borrower's Public Debt Rating from each of S&P and Moodys shall be the same or better than immediately prior to the merger and (z) the Borrower shall be in compliance with the covenant set forth in Section 5.03 (calculated on a pro forma basis, as of the date of the consummation of such merger) and (C) the Borrower shall be in the same line of business as conducted by it immediately prior to such merger.

       (c) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except (i) as permitted by Section 5.02(b),
(ii) any such sale, lease, transfer or disposition that is made in the ordinary course of its business, (iii) any such sale, lease, transfer or disposition by a Subsidiary of the Borrower to the Borrower or to another wholly owned Subsidiary of the Borrower (whether by dissolution, liquidation or otherwise) and (iv) any such sale, lease transfer or disposition to the extent the net book value of all assets sold, leased, transferred or disposed of from and after the date hereof pursuant to this clause (iv), does not exceed the greater of (x) $147,477,500 and (y) 10% of the Borrower's Consolidated Assets measured as of the last day of the most recent Fiscal Quarter of the Borrower ended on or prior to such date of determination.

       (d) Subsidiary Debt. Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:

            (i) Debt owed to the Borrower or to a wholly owned Subsidiary of the Borrower,

           (ii) Debt existing on the Effective Date and described on Schedule 5.02(d) (the "Existing Subsidiary Debt"), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Subsidiary Debt, provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by this Agreement and provided further that the principal amount of such Existing Subsidiary Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing,

          (iii)  Debt secured by Liens permitted by Section 5.02(a)(ii) or
(iv), and with respect to Section 5.02(a)(iv), not to exceed in the aggregate the amount set forth in such subsection,

           (iv) unsecured Debt incurred in the ordinary course of business in an aggregate amount not to exceed at any one time outstanding 10% of the Consolidated Tangible Net Worth of the Borrower and its Subsidiaries, and

            (v) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

       (e) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of the business of the Borrower and its Subsidiaries taken as a whole as carried on at the date hereof.

       (f) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices that would prevent the Borrower from preparing its Consolidated financial statements in accordance with GAAP.

               SECTION 5.03. Financial Covenant. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

       Leverage Ratio. Cause, on the last day of each Fiscal Quarter of the Borrower, the ratio of (i) Consolidated Debt of the Borrower and its Subsidiaries on such date of determination to (ii) Consolidated EBITDA of the Borrower and its Subsidiaries for the four Fiscal Quarters ended on such date not to exceed 4.0 to 1.


                                   ARTICLE VI

                               EVENTS OF DEFAULT

               SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

       (a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable or the Borrower shall fail to pay any interest on any Advance or make any other payment due in connection with this Agreement or any Note within five days after the same becomes due and payable; or

       (b) Any representation or warranty made or deemed made by or on behalf of the Borrower herein or in any notice, report, certificate, financial statement, instrument, agreement or other writing delivered or prepared in connection with this Agreement, shall prove to have been incorrect in any material respect when made; or

       (c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(f), (g) or (l), Section 5.02(a), (b), (c), (d) or (e) or Section 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

       (d) (i) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium, interest or other amount payable with respect to any Debt that is outstanding in a principal amount of at least $1,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any event shall occur or condition shall exist (other than a default of the type described in clause (i) above) under any agreement or instrument relating to any Debt that is outstanding in a principal amount of at least $1,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or any of its Subsidiaries (as the case may be) and shall continue after the applicable grace period, if any, specified in such agreement or instrument, and as a result of such default, event of default, event or condition such Debt is accelerated, matures, is declared to be due and payable or is otherwise required to be repaid, prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or (iii) any event shall occur or condition shall exist (including, without limitation, any event of the type described in clause (i) above) under any agreement or instrument relating to any Debt that is outstanding in a principal amount of at least

$25,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or any of its Subsidiaries (as the case may be) and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt, or any such Debt shall be accelerated, declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

       (e) The Borrower or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its
inability                            to pay its debts generally, or shall make
a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts, in each such case, under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

       (f) Any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

       (g) Any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that could be reasonably expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

       (h) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 30% or more of the combined
voting power of     all Voting Stock of the Borrower; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of the Borrower (except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (x) elected by 66-2/3% of the remaining members of the board of directors of the Borrower or (y) nominated for election by a majority of the remaining members of the board of directors of the Borrower and thereafter elected as directors by the shareholders of the Borrower); or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower; or

       (i) Any ERISA Event shall have occurred and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of the Plan with respect to which such ERISA Event shall have occurred and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Borrower and its ERISA Affiliates related to any such ERISA Event) exceeds $10,000,000; or

       (j) The Borrower or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $10,000,000 or requires payments exceeding $5,000,000 per annum; or

       (k) The Borrower or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of
the Borrower and its ERISA Affiliates to                  all Multiemployer
Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $10,000,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.


                                  ARTICLE VII

                            THE ADMINISTRATIVE AGENT

               SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

               SECTION 7.02. Administrative Agent's Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in
Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;
(iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

               SECTION 7.03. Citibank, Toronto-Dominion and Affiliates. With respect to its Commitment, the Advances made by it and the Notes issued to it, each of Citibank and Toronto-Dominion shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent or the Arrangers, as the case may be; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include each of Citibank and Toronto-Dominion in its individual capacity. Each of Citibank and Toronto-Dominion and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citibank was not the Administrative Agent and Citicorp Securities and Toronto-Dominion were not Arrangers and without any duty to account therefor to the Lenders.

               SECTION 7.04.  Lender Credit Decision.  Each Lender
acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

               SECTION 7.05. Indemnification. The Lenders (other than the Designated Bidders) agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the A Notes then held by each of them (or if no A Notes are at the time outstanding or if any A Notes are held by Persons that are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender (other than the Designated Bidders) agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

               SECTION 7.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.
After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.


                                  ARTICLE VIII

                                 MISCELLANEOUS

               SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the A Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each of the Lenders (other than the Designated Bidders), do any of the following: (a) waive any of the conditions specified in Section 3.01, and in the case of the initial Borrowing, Section 3.02, (b) increase the Commitments of such Lenders or subject such Lenders to any additional obligations, (c) reduce the principal of, or interest on, the A Notes or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the A Notes or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the A Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; provided further that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, waive any of the conditions specified in Section 3.03 or 3.04; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note.

               SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier or telex communication) and mailed, telecopied, telexed or delivered, if to the Borrower, at its address at 1177 Summer Street, Stamford, Connecticut 06904, Attention: Treasurer, with a copy to: Corporate Secretary; if to any Bank, at its Domestic Lending Office specified opposite its name on
Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance or Designation Agreement pursuant to which it became a Lender; and if to the Administrative Agent, at its address at 1 Court Avenue, Long Island City, New York 11120, Attention: Cathy ReillyLoan Syndications Operations; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telecopied or telexed, be effective when deposited in the mails, telecopied or confirmed by telex answerback, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent.

               SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

               SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing and distribution), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement; provided that all such costs and expenses of the Administrative Agent (other than (i) fees and expenses of counsel for the Administrative Agent, (ii) printing costs of the Arrangers incurred in connection with the syndication of the Commitments and (iii) expenses arising under Section 5.01(h)) in excess of $1,000 shall be subject to the prior consent of the Borrower, such consent not to be unreasonably withheld. The Borrower further agrees to pay on demand all costs and expenses of the Administrative Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Administrative Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

               (b) The Borrower agrees to indemnify, exonerate and hold harmless the Administrative Agent, each Arranger and each Lender and each of their Affiliates and their officers, directors, employees, agents, advisors, representatives and controlling persons (each, an "Indemnified Party") from and against any and all actions, causes of action, suits, costs, claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel), joint or several (collectively, the "Indemnified Liabilities") that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, in each case whether or not an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such Indemnified Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted (x) from such Indemnified Party's gross negligence or willful misconduct, or (y) in an action brought by the Borrower against an Indemnified Party, such Indemnified Party's negligence. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Borrower also agrees not to assert any claim against the Administrative Agent, each Arranger, each Lender, each of their Affiliates, or any of their respective officers, directors, employees, agents, advisors, representatives and controlling persons, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries.

               (c)  If any payment of principal of, or Conversion of, any

Eurodollar Rate Advance is made to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09(f), 2.10, 2.11 or 2.13, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

               (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.15 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

               SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

               SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Sections 2.01, 2.03 and 2.04 which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the

Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

               SECTION 8.07. Assignments, Designations and Participations. (a) Each Lender (other than a Designated Bidder) may and, if demanded by the Borrower (following a demand by such Lender pursuant to Section 2.12 or 2.13) upon at least five Business Days notice to such Lender and the Administrative Agent will, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the A Advances owing to it and the A Note or Notes held by it); provided that (i) other than in the case of an assignment to an Affiliate of such Lender, another Lender, or assignments of the type described in subsection (j) below, such Lender shall have obtained the prior written consent of the Administrative Agent and the Borrower, such consent not to be unreasonably withheld, (ii) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any right to make B Advances, B Advances owing to it or B Notes), (iii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000 and, if the assigning Lender is assigning less than all of its Commitments after giving effect to such assignment, the amount of the Commitment of the assigning Lender shall be equal to or greater than $5,000,000, (iv) each such assignment shall be to an Eligible Assignee, (v) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (vi) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any A Note or A Notes subject to such assignment and a processing and recordation fee of $3,000 (such fee payable by the assignor or assignee, as agreed by the parties thereto). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

               (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

               (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, Lender or Affiliate of such assigning Lender, together with any A Note or A Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered A Note or Notes a new A Note, to the order of such Eligible Assignee, in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new A Note, as the case may be, to the order of the assigning Lender, in an amount equal to the Commitment retained by it hereunder. Such new A Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered A Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 hereto.

               (d) Each Lender (other than a Designated Bidder) may designate one or more banks or other entities to have a right to make B Advances as a Lender pursuant to Section 2.03; provided that (i) other than in the case of a designation by a Lender of an Affiliate of such Lender, such Lender shall have obtained the prior written consent of the Administrative Agent and the Borrower, such consent not to be unreasonably withheld or delayed, (ii) no such Lender shall be entitled to make more than two such designations, (iii) each such Lender making one or more of such designations shall retain the right to make B Advances as a Lender pursuant to Section 2.03, (iv) each such designation shall be to a Designated Bidder and (v) the parties to each such designation shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, a Designation Agreement. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Designation Agreement, the designee thereunder shall be a party hereto with a right to make B Advances as a Lender pursuant to Section
2.03 and the obligations related thereto.

               (e) By executing and delivering a Designation Agreement, the Lender making the designation thereunder and its designee thereunder confirm and agree with each other and the other parties hereto as follows: (i) such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such designee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in
Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Designation Agreement; (iv) such designee will, independently and without reliance upon the Administrative Agent, such designating Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such designee confirms that it is a Designated Bidder; (vi) such designee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such designee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

               (f) Upon its receipt of a Designation Agreement executed by a designating Lender and a designee representing that it is a Designated Bidder, the Administrative Agent shall, if such Designation Agreement has been completed and is substantially in the form of Exhibit D hereto, (i) accept such Designation Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

               (g) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance and each Designation Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of each of the Lenders and, with respect to Lenders other than Designated Bidders, the Commitment of, and principal amount of the A Advances owing to, each such Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

               (h) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or

Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and
(v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

               (i) Any Lender may, in connection with any assignment, designation or participation or proposed assignment, designation or participation pursuant to this Section 8.07, disclose to the assignee, designee or participant, or proposed assignee, designee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee, designee or participant or proposed assignee, designee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.

               (j) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest (or any other similar interest) in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

               SECTION 8.08. Confidentiality. Neither the Administrative Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, such consent not to be unreasonably withheld, other than (a) to the Administrative Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective assignees, designees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

               SECTION 8.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

               SECTION 8.10. Extensions of Termination Date for Commitments. The Borrower may make a single request in writing that the Lenders (other than the Designated Bidders) agree in writing to extend the Termination Date then in effect (the "Specified Date") for the Commitments to the 364th day after such Specified Date; such request shall be received by such Lenders at least 20 days (but not more than 30 days) prior to the Specified Date. The Termination Date then in effect will be extended only as to those Lenders who accept the Borrower's request but shall not be extended as to any other Lender. Such extended Commitments shall become effective on the Specified Date. To the extent that the Termination Date in effect at any time is not extended as to any Lender pursuant to this Section 8.10 or by other written agreement executed by such Lender on or before such Termination Date, the Commitment of such Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Borrower, such Lender or any other Person. It is understood that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for the extension of the Termination Date.

               SECTION 8.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

               SECTION 8.12. Jurisdiction, Etc. (a) Each of the Borrower, the Administrative Agent and the Lenders hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

               (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

               SECTION 8.13. Waiver of Jury Trial. Each of the Borrower, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        RAYONIER INC.


                                        By Macdonald Auguste
                                          ---------------------
                                          Title:  Treasurer


                                        By Gerald J. Pollack
                                          ---------------------
                                          Title:  Senior Vice
                                            President & Chief
                                            Financial Officer

Commitment
- ----------

$10,000,000                             CITIBANK, N.A.,
                                          as Administrative
                                          Agent and Lender


                                        By W. Dwight Raiford
                                          ---------------------
                                          Title:  Vice President


$10,000,000                             THE TORONTO-DOMINION BANK,
                                          as Lender


                                        By Jorge A. Garcia
                                          ---------------------
                                          Title:  Manager-Credit
                                            Administration

$8,333,334                              THE BANK OF NEW YORK


                                        By Kenneth Snyder
                                          --------------------
                                          Title:  Vice President

 $8,333,334                             BANKERS TRUST COMPANY


                                        By June C. George
                                          --------------------
                                          Title:  Vice President


$8,333,334                              THE CHASE MANHATTAN BANK, N.A.


                                        By Nancy A. Bridgeman
                                          ----------------------
                                          Title:  Vice President


$8,333,334                              J.P. MORGAN DELAWARE


                                        By David J. Morris
                                          ----------------------
                                          Title:  Vice President


$8,333,334                              NATIONSBANK OF NORTH
                                  CAROLINA, N.A.


                            By James Sigman
                              ---------------------
                              Title:  Vice President


$6,666,666               BANK OF AMERICA NATIONAL TRUST
                              AND SAVINGS ASSOCIATION


                            By Doug Bontemps
                              ---------------------
                              Title:  Vice President

$5,000,000               CORESTATES BANK, N.A.


                            By Brian M. Haley
                              ---------------------
                              Title:  Assistant Vice
                                     President


$5,000,000               FLEET BANK, N.A.


                            By Dorothy Bambach
                              ---------------------
                              Title:  Senior Vice
                                    President


 $5,000,000                             TRUST COMPANY BANK


                                        By Craig Farnsworth
                                          -----------------------
                                          Title:  Vice President


$5,000,000                              UNITED STATES NATIONAL
                                          BANK OF OREGON


                                        By Steven T. Williams
                                          -----------------------
                                          Title:  Vice President


$5,000,000                              WACHOVIA BANK OF GEORGIA, N.A.


                                        By Linda M. Harris
                                          ----------------------
                                          Title:  Senior Vice President


$3,333,333                              AUSTRALIA AND NEW ZEALAND
                                          BANKING GROUP LIMITED


                                        By G.N. Park
                                          -----------------------
                                          Title:  Senior Vice President

$3,333,333                              CREDIT LYONNAIS NEW YORK BRANCH


                                        By W. Jay Buckley
                                          ----------------------
                                          Title:  Vice President


                                        CREDIT LYONNAIS CAYMAN
                                          ISLAND BRANCH


                                        By W. Jay Buckley
                                          -----------------------
                                          Title:  Vice President


$100,000,000                        Total of the Commitments

                                   SCHEDULE I
                                 RAYONIER INC.
                    $100,000,000 REVOLVING CREDIT AGREEMENT
                           DATED AS OF APRIL 21, 1994

                           APPLICABLE LENDING OFFICES




                                                         Domestic                                    Eurodollar
             Name of Bank                             Lending Office                               Lending Office
             ------------                             --------------                               --------------

 Australia and New Zealand Banking      120 Wall St., 8th Fl.                       120 Wall St., 8th Fl.
 Group Limited                          New York, NY 10005-3990                     New York, NY 10005-3990
                                        Attn: Christine Pomeranz                    Attn: Christine Pomeranz
                                        Telecopier: (212) 514-5166                  Telecopier: (212) 514-5166

 Bank of America                        1850 Gateway Blvd.                          1850 Gateway Blvd.
 National Trust and Savings             Concord, CA 94520                           Concord, CA 94520
 Association                            Attn: Heather Martinez                      Attn: Heather Martinez
                                        Telecopier: (510) 675-7531                  Telecopier: (510) 675-7531


 The Bank of New York                   One Wall St., 22nd Fl.                      One Wall St., 22nd Fl.
                                        New York, NY 10286                          New York, NY 10286
                                        Attn: Kenneth P. Sneider, Jr.               Attn: Kenneth P. Sneider, Jr.
                                        Telecopier: (212) 635-6999                  Telecopier: (212) 635-6999

 Bankers Trust Company                  One Bankers Trust Plaza                     One Bankers Trust Plaza
                                        23rd Floor                                  23rd Floor
                                        New York, NY 10006                          New York, NY 10006
                                        Attn:  Timothy G. Parker                    Attn:  Timothy G. Parker
                                        Telecopier: (212) 250-6815                  Telecopier: (212) 250-6815


 The Chase Manhattan Bank, N.A.         One Chase Manhattan Plaza                   One Chase Manhattan Plaza
                                        New York, NY 10081                          New York, NY 10081
                                        Attn: Nancy A. Bridgman                     Attn: Nancy A. Bridgman
                                        Telecopier: (212) 552-7773                  Telecopier: (212) 552-7773

 Citibank, N.A.                         399 Park Avenue                             399 Park Avenue
                                        New York, NY 10022                          New York, NY 10022
                                        Attn: W. Dwight Raiford                     Attn: W. Dwight Raiford
                                        Telecopier: (212) 832-9137                  Telecopier: (212) 832-9137

 CoreStates Bank, N.A.                  1345 Chestnut Street                        1345 Chestnut Street
                                        F.C. 1-8-12-3                               F.C. 1-8-12-3
                                        Philadelphia, PA 19107                      Philadelphia, PA 19107
                                        Attn: Brian M. Haley                        Attn: Brian M. Haley
                                        Telecopier: (215) 973-7820                  Telecopier: (215) 973-7820

                                                         Domestic                                    Eurodollar
             Name of Bank                             Lending Office                               Lending Office
             ------------                             --------------                               --------------

 Credit Lyonnais                        1301 Ave. of the Americas                   1301 Ave. of the Americas
   New York and Cayman                  New York, NY 10019                          New York, NY 10019
   Island Branch                        Attn: George M. Dugan                       Attn: George M. Dugan
                                        Telecopier: (212) 261-7368                  Telecopier: (212) 261-7368

 Fleet Bank, N.A.                       One Stamford Plaza                          One Stamford Plaza
                                        263 Tresser Blvd.                           263 Tresser Blvd.
                                        Stamford, CT 06901                          Stamford, CT 06901
                                        Attn: Dorothy Bambach                       Attn: Dorothy Bambach
                                        Telecopier: (203) 351-1511                  Telecopier: (203) 351-1511


 J. P. Morgan Delaware                  902 Market Street                           902 Market Street
                                        Wilmington, Delaware 19801                  Wilmington, Delaware 19801
                                        Attn: David J. Morris                       Attn: David J. Morris
                                        Telecopier: (302) 654-5336                  Telecopier: (302) 654-5336

 NationsBank of                         NationsBank Corporate Center                NationsBank Corporate Center
   North Carolina, N.A.                 8th Floor                                   8th Floor
                                        100 North Tryon Street                      100 North Tryon Street
                                        Charlotte, NC 28255                         Charlotte, NC 28255
                                        Attn: James L. Sigman                       Attn: James L. Sigman
                                        Telecopier: (704) 386-3271/1270             Telecopier: (704) 386-3271/1270


 The Toronto-Dominion Bank              909 Fannin, Suite 1700                      909 Fannin, Suite 1700
                                        Houston, TX 77010                           Houston, TX 77010
                                        Attn: J. Garcia                             Attn: J. Garcia
                                        Telecopier: (713) 951-9921                  Telecopier: (713) 951-9921

 Trust Company Bank                     711 5th Avenue, 5th Fl.                     711 5th Avenue, 5th Fl.
                                        New York, NY 10022                          New York, NY 10022
                                        Attn: Craig Farnsworth                      Attn: Craig Farnsworth
                                        Telecopier: (212) 371-9386                  Telecopier: (212) 371-9386

 United States                          309 S.W. Sixth Ave., BB-12                  309 S.W. Sixth Ave., BB-12
   National Bank of Oregon              Portland, OR 97204                          Portland, OR 97204
                                        Attn: Steven T. Williams                    Attn: Steven T. Williams
                                        Telecopier:                                 Telecopier:


 Wachovia Bank of                       191 Peachtree Street, NE                    191 Peachtree Street, NE
   Georgia, N.A.                        28th Floor, MC 370                          28th Floor, MC 370
                                        Atlanta, GA 30303                           Atlanta, GA 30303
                                        Attn: Kevin T. McConnell, VP                Attn: Kevin T. McConnell, VP
                                        Telecopier: (404) 332-6898                  Telecopier: (404) 332-6898

                                                                Schedule 4.01(f)


                                 Rayonier Inc.
                               Legal Proceedings
                              As of March 31, 1994


The Borrower and its wholly owned subsidiary, Southern Wood Piedmont Company
(SWP), are named defendants in six cases arising out of former wood preserving operations at SWP's plant located in Augusta, Georgia. In general, these cases, five pending in the U.S. District Court for the Southern District of Georgia and one pending in the Superior Court of Richmond County, Georgia, seek recovery for property damage and personal injury or medical monitoring costs based on the alleged exposure to toxic chemicals used by SWP in its former operations. One case, Ernest Jordan v. Southern Wood Piedmont Co., et al, seek certification as a class action and damages in the amount of $700 million. Counsel for the Borrower believes that the Borrower has meritorious defenses in all these cases. Several previous lawsuits related to the Augusta facility have been settled for amounts not material to the Borrower.

The Borrower has been named as a "Potentially Responsible Party" (PRP) or is a defendant in actions being brought by a PRP in five proceedings instituted by the U.S. Environmental Protection Agency (EPA) under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA) or state agencies under comparable state statutes. In three of these proceedings, the Borrower is presently considered a de minimis participant. In one proceeding, the Borrower is not a de minimis participant because of the limited number of PRP's, and the Borrower believes that its share of liability for total cleanup costs (currently estimated to be between $30 million and $39 million) will be less than 9 percent of the total. In another proceeding, the Borrower is not a de minimis participant based on an analysis of the volume and type of waste that the Borrower is alleged to have disposed of at the site, and the Borrower believes that its share of liability for total cleanup costs (currently estimated to be between $25 million and $32 million) will be less than 1.75 percent of the total. In each case, the Borrower has established reserves for its estimated liability. The Borrower has also received requests for information from the EPA in connection with two other CERCLA sites, but the Borrower does not currently know to what extent, if at all, liability under CERCLA will be asserted against the Borrower with respect to either site.

There are various other lawsuits pending against or affecting the Borrower and its subsidiaries, some of which involve claims for substantial amounts. The ultimate liability with respect to all actions pending against the Borrower and its subsidiaries is not considered material in relation to the consolidated financial condition of the Borrower and its subsidiaries.

                                                                Schedule 5.02(d)


                                 Rayonier Inc.
                            Existing Subsidiary Debt
                              As of March 31, 1994




            Subsidiary                            Instrument                                Comments
            ----------                            ----------                                --------


 Rayonier Timberlands             US $749,333 timber mortgage                 Bryce E. Kenndy, Sr., Helen B.
   Operating Company                                                          Kennedy, Joy Kennedy Carter, Allen
                                                                              V. Kennedy, II, Bryce E. Kennedy,
                                                                              Jr. and the Trust Company Bank of
                                                                              Savannah, N.A.


                                  US $65,625 timber mortgage                  Estate of Willie H. Eddy (61.9%),
                                                                              Jack Eddy Partnership (19.05%), and
                                                                              Hazel Williams (19.05%)


 Rayonier Canada                   C $8,000,000 Operating Line of Credit
                                   C $360,000 Standby Letter of Credit - Tsilhqot'in
                                   C $100,000 Standby Letter of Credit - Kaska Forest Resources


                                   US Dollar Equivalent at March 31, 1994 of 1.3883

                                     US $5,762,443 Operating Line of Credit
                                     US $259,310 Standby Letter of Credit - Tsilhqot'in
                                     US $72,031 Standby Letter of Credit - Kaska Forest
                                       Resources


 Rayonier New Zealand              NZ $1,000,000 Operating Line of Credit
                                   NZ $750,000 Bank Guaranty
                                   NZ $3,600,000 Standby Letter of Credit - Paynters

                                   US Dollar Equivalent at March 31, 1994 of 1.7699

                                     US $565,004 Operating Line of Credit
                                     US $423,753 Bank Guaranty
                                     US $2,034,013 Standby Letter of Credit - Paynters

                                                                Schedule 5.02(a)

                                 Rayonier Inc.
                                 Existing Liens
                              As of March 31, 1994



                                                       Outstanding
                                                        Principal
                  Creditor                                Amount                                Comments
                  --------                                ------                                --------

 Bryce E. Kennedy, Sr., Helen B. Kennedy,                $749,333               Purchase money mortgage on timberland
 Joy Kennedy Carter, Allen V. Kennedy,
 II, Bryce E. Kennedy, Jr., and the Trust
 Company Bank of Savannah, N.A.

 Estate of Willie H. Eddy (61.9%), Jack                    65,625               Purchase money mortgage on timberland
 Eddy Partnership (19.05%), and Hazel                    --------
 Williams (19.05%)


 TOTAL                                                   $814,958
                                                         ========

                                                                Schedule 4.01(P)
                                 Rayonier Inc.

                Accumulated Post-Retirement Benefit Obligations

                              As of March 31, 1994

                             (Dollars in Thousands)




 Accumulated Post-Retirement Benefit Obligations For:

      Hourly Employees                                                                   $ 9,800


      Salaried Employees                                                                 $ 5,000
                                                                                           -----

           TOTAL                                                                         $14,800
                                                                                         =======

                                  EXHIBIT A-1

                                 FORM OF A NOTE

U.S.$                                                           Dated:        ,
     --------------                                                   --------

               FOR VALUE RECEIVED, the undersigned, RAYONIER INC., a North Carolina corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of
- ---------------------- (the "Lender") for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender's Commitment in figures] or, if less, the aggregate principal amount of the A Advances (as defined below) made by the Lender to the Borrower pursuant to the Credit Agreement outstanding on the Termination Date.

               The Borrower promises to pay interest on the unpaid principal amount of each A Advance from the date of such A Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

               Both principal and interest are payable in lawful money of the United States of America to Citibank, N.A., as Administrative Agent, at 399 Park Avenue, New York, New York 10043, in same day funds. Each A Advance made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto or set forth in a schedule substantially in the form of such grid and attached hereto, either of which is part of this Promissory Note.

                                        This Promissory Note is one of the A
Notes referred to in, and is entitled to the benefits of, the $100,000,000 Credit Agreement dated as of April 21, 1994 (the "Credit Agreement") among the Borrower, the Lender and certain other lenders parties thereto, and Citibank, N.A., as Administrative Agent for the Lender and such other lenders. The Credit Agreement, among other things, (i) provides for the making of advances (the "A Advances") by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such A Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.


               The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

               This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York, United States.

                                 RAYONIER INC.


                         By
                           --------------------------
                                    Title:


                         By
                           --------------------------
                                    Title:

                       ADVANCES AND PAYMENTS OF PRINCIPAL



              Amount of            Amount of Principal      Unpaid Principal                Notation
  Date        A Advance            Paid or Prepaid                  Balance                 Made By

                                  EXHIBIT A-2

                                 FORM OF B NOTE


U.S.$                                                     Date:        , 19
     -------------                                               ------    ---


               FOR VALUE RECEIVED, the undersigned, RAYONIER INC., a North Carolina corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of
- ---------------- (the "Lender") for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below), on
- --------, 19--, the principal amount of U.S.$[amount of the B Advance in figures ---------].

               The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:

       Interest Rate: ----% per annum (calculated on the basis of a year of - --- days for the actual number of days elapsed).

               Interest Payment Date or Dates:
                                                ------------------

               Both principal and interest are payable in lawful money of the United States of America to the account of the Lender at the office of Citibank, N.A., as Administrative Agent, at 399 Park Avenue, New York, New York 10043, in same day funds, free and clear of and without any deduction, with respect to the payee named above, for any and all present and future taxes, deductions, charges or withholdings, and all liabilities with respect thereto.

               This Promissory Note is one of the B Notes referred to in, and is entitled to the benefits of, the $100,000,000 Credit Agreement dated as of April 21, 1994 (the "Credit Agreement") among the Borrower, the Lender and certain other banks parties thereto, and Citibank, N. A., as Administrative Agent for the Lender and such other banks. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events. As set forth in Section 2.03(c), this Promissory Note is not subject to prepayment.

               The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

               This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York, United States.


                                 RAYONIER INC.


                              By
                                -----------------
                                    Title:


                              By
                                -----------------
                                    Title:

                                  EXHIBIT A-3

                                 FORM OF C NOTE


U.S.$                                                    Date:          , 19
     -------------                                              --------    ---


               FOR VALUE RECEIVED, the undersigned, RAYONIER INC., a North Carolina corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of
- ---------------- (the "Lender") for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below), on
- --------, 19--, the principal amount of U.S.$[amount of the C Advance in figures ---------].

               The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:

       Interest Rate: ----% per annum (calculated on the basis of a year of - --- days for the actual number of days elapsed).

               Interest Payment Date or Dates:
                                                -------------------

               Both principal and interest are payable in lawful money of the United States of America to -----------, in same day funds, free and clear of and without any deduction, with respect to the payee named above, for any and all present and future taxes, deductions, charges or withholdings, and all liabilities with respect thereto.

               This Promissory Note is one of the C Notes referred to in, and is entitled to the benefits of, the $100,000,000 Credit Agreement dated as of April 21, 1994 (the "Credit Agreement") among the Borrower, the Lender and certain other banks parties thereto, and Citibank, N.A., as Administrative Agent for the Lender and such other banks. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events. As set forth in Section 2.04(c), this Promissory Note is not subject to prepayment.

               The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

               This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York, United States.


                                 RAYONIER INC.


                              By
                                -----------------
                                    Title:


                              By
                                -----------------
                                    Title:

                                  EXHIBIT B-1

                             NOTICE OF A BORROWING


Citibank, N.A., as Administrative
  Agent for the Lenders parties
  to the Credit Agreement
  referred to below
399 Park Avenue
New York, New York  10043                                         [Date]


               Attention:  --------------------


Ladies and Gentlemen:

               The undersigned, Rayonier Inc., refers to the $100,000,000 Credit Agreement, dated as of April 21, 1994 (the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section
2.02 of the Credit Agreement that the undersigned hereby requests an A Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed A Borrowing") as required by Section 2.02(a) of the Credit Agreement:

       (i)  The Business Day of the Proposed A Borrowing is -----------, 199--.

       (ii) The Type of A Advances comprising the Proposed A Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

      (iii)  The aggregate amount of the Proposed A Borrowing is $-----------.

      [(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed A Borrowing is ---- month[s].]

               The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed A
Borrowing:

       (A) the representations and warranties contained in Section 4.01 (except the representations set forth in subsection (e) and subsection (f) thereof) of the Credit Agreement are correct, before and after giving effect to the Proposed A Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

       (B) no event has occurred and is continuing, or would result from such Proposed A Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

                               Very truly yours,

                                 RAYONIER INC.


                           By
                             ----------------------
                                    Title:

                                  EXHIBIT B-2

                             NOTICE OF B BORROWING


Citibank, N.A., as Administrative
  Agent for the Lenders parties
  to the Credit Agreement referred
  to below
399 Park Avenue
New York, New York  10043                                    [Date]

       Attention:  ------------------


Gentlemen:

               The undersigned, Rayonier Inc., refers to the $100,000,000 Credit Agreement, dated as of April 21, 1994 (the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a B Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such B Borrowing (the "Proposed B Borrowing") is requested to be made:


       (A)     Date of B Borrowing
                                               --------------------
       (B)     Amount of B Borrowing
                                               --------------------
       (C)     Maturity Date
                                               --------------------
       (D)     Interest Rate Basis
                                               --------------------
       (E)     Interest Payment Date(s)
                                               --------------------
       (F)     Amount of B Reduction
                                               --------------------
       (G)
               -------------------             --------------------
       (H)
               -------------------             --------------------


               The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed B
Borrowing:

       (a) the representations and warranties contained in Section 4.01 (except the representations set forth in subsection (e) and subsection (f) thereof) are correct, before and after giving effect to the Proposed B Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

       (b) no event has occurred and is continuing, or would result from the Proposed B Borrowing or from the application of the proceeds therefrom, which constitutes a Default;

       (c) no event has occurred and no circumstance exists as a result of which the information concerning the undersigned that has been provided to the Administrative Agent and each Lender by the undersigned in connection with the Credit Agreement would include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading; and

       (d) in compliance with Section 2.03(a) of the Credit Agreement, the aggregate amount of the Proposed B Borrowing and all other Borrowings to be made on the same day under the Credit Agreement does not exceed the aggregate amount of the unused Commitments of the Lenders.

               The undersigned hereby confirms that the Proposed B Borrowing is to be made available to it in accordance with Section 2.03(a)(v) of the Credit Agreement.

                                                   Very truly yours,

                                                   RAYONIER INC.


                                                   By
                                                     -----------------------
                                  Title:

                                  EXHIBIT B-3

                             NOTICE OF C BORROWING


Citibank, N.A., as Administrative
  Agent for the Lenders parties
  to the Credit Agreement referred
  to below
399 Park Avenue
New York, New York  10043                                  [Date]

       Attention:  ------------------


Gentlemen:

               The undersigned, Rayonier Inc., refers to the $100,000,000 Credit Agreement, dated as of April 21, 1994 (the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that the undersigned has requested and made a C Borrowing as of the date first written above under the Credit Agreement, and in that connection sets forth the terms on which such C Borrowing (the "Proposed C Borrowing") has been made:


       (A)     Date of C Borrowing
                                               --------------------
       (B)     Amount of C Borrowing
                                               --------------------
       (C)     Maturity Date
                                               --------------------
       (D)     Interest Rate Basis
                                               --------------------
       (E)     Interest Payment Date(s)
                                               --------------------
       (F)     Amount of C Reduction
                                               --------------------
       (G)
               -------------------             --------------------
       (H)
               -------------------             --------------------


               The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed C
Borrowing:

       (a) the representations and warranties contained in Section 4.01 (except the representations set forth in subsection (e) and subsection (f) thereof) are correct, before and after giving effect to the Proposed C Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

       (b) no event has occurred and is continuing, or would result from the Proposed C Borrowing or from the application of the proceeds therefrom, which constitutes a Default;

       (c) no event has occurred and no circumstance exists as a result of which the information concerning the undersigned that has been provided to the Administrative Agent and each Lender by the undersigned in connection with the Credit Agreement would include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading; and

       (d) in compliance with Section 2.04(a) of the Credit Agreement, following the making of the Proposed C Borrowing (x) the aggregate amount of the C Advances of all Lenders outstanding as of the date of such C Borrowing does not exceed $10,000,000 and (y) the aggregate amount of all Advances outstanding on the date of such C Borrowing does not exceed the aggregate amount of the Commitments of the Lenders.

               The undersigned hereby confirms that the Proposed C Borrowing is to be made available to it in accordance with Section 2.04(a)(iii) of the Credit Agreement.

                                                Very truly yours,

                                                RAYONIER INC.


                                                By
                                                  -----------------------
                                  Title:

                                   EXHIBIT C

                           ASSIGNMENT AND ACCEPTANCE



               Reference is made to the $100,000,000 Credit Agreement dated as of April 21, 1994 (the "Credit Agreement") among Rayonier Inc., a North Carolina corporation (the "Borrower"), the Lenders (as defined in the Credit Agreement) and Citibank, N.A., as Administrative Agent for the Lenders (the "Administrative Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

               The "Assignor" and the "Assignee" referred to on Schedule 1 agree as follows:

               1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement as of the date hereof (other than in respect of B Advances, B Notes, C Advances and C Notes) equal to the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement, including, without limitation, such interest in the Assignor's Commitment, the A Advances owing to the Assignor, and the A Note[s] held by the Assignor. After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the A Advances owing to the Assignee will be as set forth on Schedule 1.

               2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the A Note or Notes referred to in paragraph 1 above and requests that the Administrative Agent exchange such A Note or Notes for a new A Note or Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or a new A Note or Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

               3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; (vi) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof; and (vii) attaches any U.S. Internal Revenue Service forms required under Section 2.15 of the Credit Agreement.

               4. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto (the "Effective Date").

               5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

               6. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the A Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the A Notes for periods prior to the Effective Date directly between themselves.

               7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

               IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

                                   SCHEDULE 1
                                       to
                           ASSIGNMENT AND ACCEPTANCE



       Percentage interest assigned:                           %
                                                   ------------

       Assignee's Commitment:                     $
                                                   ------------

   Aggregate outstanding principal
          amount of A Advances assigned:          $
                                                   ------------

   Principal amount of A Note
          payable to Assignee:                    $
                                                   ------------

       Principal amount of A Note
          payable to Assignor:                    $            ]
                                                   ------------

Effective Date (if other than date
       of acceptance by Agent):                   *            , 19
                                                   ------------    ---

                              [NAME OF ASSIGNOR],
                                    as Assignor

                          By:
                             ------------------------
                                     Title

                         Dated:               , 19
                                --------------    ---

                              [NAME OF ASSIGNEE],
                                    as Assignee

                          By:
                             ------------------------
                                     Title:


                           Domestic Lending Office:

                          Eurodollar Lending Office:

Accepted [**and Approved] this ---- day
of -------------, 19--

CITIBANK, N.A., as Administrative Agent

By:
   -----------------------
   Title:


**[Approved this ----- day
of -------------, 19--

RAYONIER INC.

By:
   -----------------------]
   Title:





- --------------------------

* This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

** Approval not required for an assignment to an Affiliate of the Assignor, to another Lender or as provided in SEction 8.07(j).

                                   EXHIBIT D

                             DESIGNATION AGREEMENT

                             Dated --------, 19---


               Reference is made to the $100,000,000 Credit Agreement dated as of April 21, 1994 (the "Credit Agreement") among Rayonier Inc., a North Carolina corporation (the "Borrower"), the Lenders (as defined in the Credit Agreement) and Citibank, N.A., as Administrative Agent for the Lenders (the "Administrative Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

               -------------- (the "Designator") and ------------ (the
"Designee") agree as follows:

       1. The Designator hereby designates the Designee, and the Designee hereby accepts such designation, to have a right to make B Advances pursuant to
Section 2.03 of the Credit Agreement.

       2. The Designator makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any any other instrument or document furnished pursuant thereto and (ii) the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

       3. The Designee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in
Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement; (ii) agrees that it will, independently and without reliance upon the Administration Agent, the Designator or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is a Designated Bidder; (iv) appoints and authorizes the Administrative

   Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto;
(v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) specifies as its Applicable Lending Office with respect to B Advances (and address for notices) the offices set forth beneath its name on the signature pages hereof.

       4. Following the execution of this Designation Agreement by the Designator and its Designee, it will be delivered to the Agent for acceptance and recording by the Administrative Agent. The effective date of this Designation Agreement shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on the signature page hereto (the "Effective Date").

       5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, the Designee shall be a party to the Credit Agreement with a right to make B Advances as a Lender pursuant to Section 2.03 of the Credit Agreement and the rights and obligations of a Lender related thereto.

       6. This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

       IN WITNESS WHEREOF, the parties hereto have caused this Designation Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Effective Date*:             ----------, 19---

                             [NAME OF DESIGNATOR]


                            By
                              --------------------
                                     Title:


                              [NAME OF DESIGNEE]


                             By
                               -------------------
                                     Title:


                           Applicable Lending Office
                           (and address for notices)
                                   [Address]

Accepted [**and Approved] this
 --- day of --------, 19--

[CITIBANK, N.A.]

By
  -------------------
  Title:

**[Approved this  --- day
of --------, 19--

RAYONIER INC.

By
  -------------------
  Title:

- ----------------

* This date should be no earlier than the date of acceptance by the Administrative Agent.
** Approval not required for a designation of an Affiliate of a Lender.

                                                                       EXHIBIT E
                                 RAYONIER INC.

                        ENVIRONMENTAL DISCLOSURE REPORT

A.      PULP MILLS

        The Borrower owns and operates three pulp mills in Jesup, Georgia; Port Angeles, Washington, and Fernandina Beach, Florida.

        1. Potential impact of proposed regulations under the Clean Air and Clean Water Acts.

                The United States Environmental Protection Agency (the "EPA") recently proposed new regulations under the Clean Air Act and Clean Water Act. The regulations are expected to be issued by 1995 or 1996 followed by a three-year grace period, during which time the Borrower's mills must be brought into compliance. The EPA's proposed regulations under the Clean Air Act and Clean Water Act will affect the Borrower's three mills.

                Under the proposed regulations, Best Available Technology ("BAT") requirements, the Borrower would be forced to meet effluent limits based on oxygen delignification plus substitution of chloride dioxide for elemental chlorine in its pulp manufacturing process. The amount of ClO2 substitution required is 70 percent at Jesup and a 100 percent at Port Angeles and Fernandina Beach. Unless the proposed regulations are changed to remove the oxygen delignification requirement and provide appropriate ClO2 substitution, or if not changed, unless a variance in granted, the proposed BAT requirements would force Borrower to discontinue its high purity cellulose production, which could reduce total annual sales by 30 percent (approximately $279 million). The Borrower is drafting comments to the proposed regulations to enable the continued manufacture of the

                Borrower's high purity cellulose products.

                         BAT requirements:

                         - $550,000 to demonstrate unfeasibility of proposed regulation
                         -       $55.4 million for Jesup
                         -       $25.8 million for Port Angeles
                         -       $26.8 million for Fernandina Beach

                Under the proposed regulations, for Best Practicable Control Technology ("BPT") and Best Conventional Pollutant Control Technology ("BCT") the Borrower would be required to install wastewater treatment improvements to control pollutants. The Borrower will challenge these requirements on the grounds that the EPA failed to properly analyze current technology.

                         BPT and BCT requirements

                         -       $2 million for Jesup
                         -       $1 million for Port Angeles
                         -       $1 million for Fernandina Beach

                The proposed regulations would also require the Borrower to satisfy certain Best Management Practices ("BMP") in the prevention, containment and control of pulping liquid spills.

                         BMP requirements

                         -       $7 million  for Jesup

                         -       $4 million for Port Angeles
                         -       $4 million for Fernandina Beach

                         Evaporators for Fernandina Beach:  $13 million

                Under the proposed regulations, for Maximum Achievable Control Technology ("MACT"), the Borrower would be required to incinerate pulp mill emissions and scrub bleach plant emissions to control hazardous air pollutants. The Borrower will challenge these requirements on the grounds that the EPA's underlying data is incorrect and that a separate subcategory should be established for dissolving sulfite mills which recognizes that pulp mill emissions in this subcategory are scrubbed. Title V permits under the 1990 Clean Air Act amendments will also impose additional reporting and recordkeeping requirements for air emissions.

                         MACT requirements:

                         -       $30 million for Jesup
                         -       $10 million for Port Angeles
                         -       $10 million for Fernandina Beach

        2.      Jesup Mill

                The company is not aware of any hazardous waste listing or characteristic which affects the solid waste generated by this mill, but, foreseeably, that solid waste will be subject to more regulatory control in the future. Through capital improvements the mill is reducing the amount of solid waste it generates and some reclamation of past depositions is occurring.

        3.      Fernandina Beach Mill

                The Fernandina Beach Mill has an on-site waste management program. The Borrower is planning to spend over $550,000 to develop a new solid waste disposal system for purposes of remedying violations of Florida soil sodium standards and obtaining an exemption from Florida's new landfill regulations that go into effect in early 1995.

                A National Pollutant Discharge Elimination System ("NPDES") permit issued under the Clean Water Act, has been stayed by a challenge filed by an environmentalist group.

                The mill also requires a state operating permit to cover its discharge to Florida waters. The Borrower has applied for a new operating permit. In the past the state has taken the position that the mills BOD discharge is adversely affecting the dissolved oxygen content of the receiving water. The mill accepted a Temporary Operating Permit (TOP) to cover the time in which a study was to be run by EPA to settle this D.O. issue. The study has not been done. More recently, the state has asserted that the mills discharge is causing a violation of the biointegrity standard and the nutrient enrichment regulation. Borrower disagrees but is willing to provide a bioassessment (cost $650,000) to prove that discharge is not having such an effect. A second TOP is being negotiated to cover this study. If nutrient enrichment or biodiversity are adversely affected, Borrower may have to spend $4.5 million to reduce ammonia discharge.

        4.      Port Angeles

                The Port Angeles Mill is generally in compliance with all currently applicable ambient air quality standards discharge and emission limitations.

        5.      Grays Harbor

                The Borrower discontinued operations at its Grays Harbor, Washington Pulp Mill and Vanillin Plant, and the associated Grays Harbor Paper Company (collectively, the "Grays Harbor Complex") in 1992. The Borrower sold a portion of the Grays Harbor Complex in 1993 and is planning to dismantle the remainder of the facilities. Deed restrictions limit the Borrower's liability for waste on the sold property. The Borrower is spending between $30,000 and $60,000 to study polychlorinated biphenyl ("PCB") waste at the site and clean up should cost less than $1 million. The Borrower has reserved $7.5 million to cover environmental contingencies at the Grays Harbor Complex.

B.      TIMBER HARVEST RESTRICTIONS

        A portion of the Borrower's Washington timberlands are located on the Olympic Peninsula. The Borrower's timber harvest could be impacted by recent regulatory efforts to designate the Olympic Peninsula as one of several Special Emphasis Areas that harbor northern spotted owls and marbled murrelets, pursuant to the Endangered Species Act. The proposed designation for the Olympic Peninsula would result in about $30 million in lost timber revenue to the Company to be incurred over the next seven years. The Borrower has submitted comments to the Fish and Wildlife Service on January 28, 1994 concerning the proposed restrictions seeking clarification of the service's underlying data.

C.      SOUTHERN WOOD PIEDMONT (SWP) SITES

        SWP is a wholly-owned subsidiary company of the Borrower which was in the wood preserving business, but is now solely engaged in remediation of former plant sites; no wood preserving operations are on-going. The Borrower discontinued its SWP business in 1986. The Borrower has reserved $52 million for purposes of the remediation. Six of the nine SWP sites are subject, or may soon become subject, to corrective action under the Federal Resource Conservation and Recovery Act ("RCRA").

        1.      Augusta, Georgia

                There is a RCRA permit in place at the Augusta site. Borrower spent $16 million between 1987 and 1990 on corrective action at this site. The Borrower is attempting to modify the permit to provide construction of a deep slurry wall and a bioreactor. The estimated cost is $17 million.

        2.      East Point, Georgia

                There is a RCRA permit in place at the East Point site. The Borrower has nearly completed corrective action at this site. The Borrower has reserved $1 million to complete the remediation. Recently the EPD has proposed a permit amendment giving the agency unlimited rights to require a RFI, CMS study. The company will oppose this proposed permit amendment.

        3.      Chattanooga, Tennessee

                There is a RCRA permit in place at the Chattanooga site. Between 1987 and 1990 the Borrower spent $4.8 million on corrective action at the Chattanooga site. The cleanup is essentially complete. There is creosote contamination beneath the sediment at the bottom of the Chattanooga Creek adjacent to the Chattanooga site. The Borrower believes that there may be a potential for the stream bed to be placed on the NPL as Superfund site.

        4.      Baldwin, Florida

                There is a RCRA permit in place at the Baldwin site. Between 1987 and 1990, Borrower spent nearly $7 million on corrective action at this site. Borrower has reserved $2 million to complete remediation at Baldwin.

        5.      Spartanburg, South Carolina

                There was a RCRA permit in place at the Spartanburg site dated August 12, 1988 that expired on August 11, 1993. The Borrower is currently challenging the terms of a new permit. The Borrower has reserved $2.3 million to purchase an adjacent piece of property in which it is currently remediating deep contamination.

        6.      Waverly, Ohio

                A consent agreement with the Ohio EPA covers the closure of the RCRA unit at the Waverly site and the cleanup of various associated units. The Borrower has reserved $1 million to complete the cleanup.

        7.      Macon, Georgia

                The Borrower has a sharing agreement in place with Norfolk Southern Railroad ("Norfolk"), the owner of the Macon site. Pursuant to the agreement, Norfolk is paying 40 percent of total cleanup cost. The Borrower has proposed a consent order to cover cleanup of a creek on this site (cost $450,000).

        8.      Wilmington, North Carolina

                The town of Wilmington, North Carolina is the owner of the Wilmington site. The Borrower believes that cleanup of this site is now complete.

        9.      Gulf, North Carolina

                The Borrower has performed some remediation at this site. The Gulf site is a potential CERCLA site and the site may be placed on the NPL.

D.      SUPERFUND SITES

        1. Combe Fill South Landfill located in New Jersey. The Borrower is not a deminimis Potentially Responsible Party ("PRP") at this site because of the limited number of PRP's.

                The total cleanup for this site is estimated at between $30 million and $39 million. The Borrower has reserved $3.5 million for its share of cleanup costs at the site.

        2. Sharkey Landfill located in New Jersey. The Borrower is not a deminimis PRP at this site based on an analysis of the volume and type of waste that the Borrower is alleged to have disposed of at the site. The estimated total cleanup cost for the site is $28 million. The Borrower has reserved $523,000 for its share of cleanup costs at the site.

        3. Kin-Buc Landfill located in New Jersey. The Borrower is a deminimis PRP at this site. The estimated total cleanup cost for the site is $99 million. The Borrower has reserved $800,000 for its share of cleanup costs at the site.

        4. Davis Liquid Waste located in Rhode Island. The Borrower has no reserves for cleanup of this site and the Borrower is considered a deminimis PRP at this site.

        5. Chemical Control Corporation located in New Jersey. The Borrower was a deminimis PRP and has paid $220,000 to the EPA in federal action and the cleanup of the site is complete.

        6. Commencement Bay located in Washington State. The estimated total cleanup for the site is $32 million. Borrower has no reserves for cleanup of this site and the potential liability to the Borrower is unknown but expected to be little or nothing.

        7. Combe Fill North Landfill located in New Jersey. An information request was recently received by the Borrower from the EPA. Borrower contends that its waste was never transported to this site and it has no reserves for cleanup of this site. The potential liability to the Borrower is unknown but expected to be little or nothing.

E.      SWP LEGAL PROCEEDINGS

        The Borrower and its wholly owned subsidiary, SWP, are named defendants in six cases arising out of former wood preserving operations at SWP's plant located in Augusta, Georgia. In general, these cases, all in the U.S. District Court for the Southern District of Georgia, seek recovery for property damage and personal injury or medical monitoring costs based on the alleged exposure to toxic chemicals used by SWP in its former operations. One case, Ernest Jordan v. Southern Wood Piedmont Co., et. al., seeks certification as a class action and damages in the amount of $700 million. Another case in which class certification has been denied relates to the Macon site. Counsel for the Borrower believes that the Borrower has meritorious defenses in all these cases. Several previous lawsuits related to the Augusta facility have been settled for amounts not material to the Borrower.

F.      RESERVES FOR ENVIRONMENTAL CONTINGENCIES

        1.      Total reserves:  $76 million (1993 year-end)
        2.      Reserves for Superfund Sites:  $7.5 million
        3.      Reserves for SWP Sites:  $52 million
        4.      Reserves for Grays Harbor:  $13-15 million.